UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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HUNTINGTON BANCSHARES INCORPORATED

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[HUNTINGTON LOGO]	NOTICE OF ANNUAL MEETING PROXY STATEMENT FINANCIAL SUPPLEMENT

Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287

Richard A. Cheap
General Counsel and Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     The Thirty-Fifth Annual Meeting of Shareholders of Huntington Bancshares Incorporated will be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 19, 2001, at 5:00 p.m. local Columbus, Ohio time, for the following purposes:

(1)	To elect five directors - four to serve as Class II Directors until the Annual Meeting of Shareholders to be held in 2004 and one to serve as a Class I Director until the Annual Meeting of Shareholders to be held in 2003 and until their successors are elected.

(2)	To consider and act upon a proposal to approve the Corporation's 2001 Stock and Long-Term Incentive Plan.

(3)	To ratify the appointment of Ernst & Young LLP, independent auditors, to serve as auditors for the Corporation for the year 2001.

(4)	To consider and act upon a shareholder proposal if presented at the meeting.

(5)	To transact any other business which may properly come before the meeting.

     You will be welcome at the meeting, and we hope you can attend. Directors and officers of Huntington Bancshares Incorporated and representatives of its independent auditors will be present to answer your questions and to discuss its business.

     We urge you to vote your proxy by telephone or via the Internet, or execute and return the enclosed proxy card as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person, and your proxy will not be used.

Sincerely yours,

/s/ Richard A. Cheap

Richard A. Cheap March 5, 2001

SHAREHOLDERS ARE REQUESTED TO VOTE THEIR PROXIES EITHER
ELECTRONICALLY - BY TELEPHONE OR VIA THE INTERNET - OR BY
SENDING THEIR PROXY CARDS IN THE ACCOMPANYING ENVELOPE
WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES

____________________________

PROXY STATEMENT

____________________________

         This Proxy Statement is furnished to the shareholders of Huntington Bancshares Incorporated (the "Corporation") in connection with the solicitation of proxies by the Corporation's Board of Directors to be used in voting at the Annual Meeting of Shareholders to be held on April 19, 2001, and at any adjournment. This Proxy Statement and proxy card will be first sent or given to the Corporation's shareholders on approximately March 9, 2001.

         The shares represented by a properly submitted proxy will be voted as directed if the proxy is received by the Corporation prior to the meeting. The proxy will be voted FOR the nominees for director named in this Proxy Statement, FOR the approval of the 2001 Stock and Long-Term Incentive Plan, FOR the ratification of Ernst & Young LLP's appointment as independent auditors, and AGAINST the shareholder proposal, if no direction is made to the contrary. A properly submitted proxy will also confer discretionary authority to vote on any other matter which may properly come before the meeting.

         A person voting by proxy either electronically - by telephone or via the Internet - or by properly signing and submitting the enclosed proxy card has the power to revoke his proxy at any time before it is exercised by filing a written notice with the Secretary of the Corporation prior to the meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

         The Corporation will bear the cost of the solicitation of proxies, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Corporation may solicit proxies by mail, telegram, telephone or other means of electronic transmission, or personal interview. The Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies and will pay such firm fees of approximately $6,500 plus expenses.

         Holders of record of Common Stock at the close of business on February 21, 2001, will be entitled to vote at the Annual Meeting. At that date, the Corporation had 250,993,499 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

         A majority of the outstanding shares of the Corporation will constitute a quorum at the meeting. Under the law of Maryland, the Corporation's state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers, who hold their customers' shares in street name, submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on "routine" matters, which typically include the election of directors and ratification of independent auditors, but not on non-routine matters.

         The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality and thus broker non-votes and abstentions will have no effect. All other agenda items require the affirmative vote of a majority of all the votes cast by the holders of Common Stock at a meeting at which a quorum is present for approval or ratification of the matter. Broker non-votes and abstentions will have no effect on this matter since they are not counted as votes cast at the meeting.

Election of Directors

         The Corporation's Charter provides for a classified Board of Directors. The Board of Directors proposes the election of five directors at the 2001 Annual Meeting of Shareholders - four to serve as Class II Directors, and one to serve as a Class I Director.

         Don Conrad, George A. Skestos, Lewis R. Smoot, Sr., and Frank Wobst are currently Class II Directors of the Corporation, and are being nominated for reelection at the 2001 Annual Meeting of Shareholders. The nominees for Class II Directors, if elected, will each serve a three-year term expiring at the 2004 Annual Meeting of Shareholders and until their successors are elected. Messrs. Conrad, Skestos, Smoot, and Wobst were elected at the 1998 Annual Meeting of Shareholders to serve three-year terms expiring in 2001.

         Thomas E. Hoaglin is currently a Class I Director and is being nominated for election at the 2001 Annual Meeting of Shareholders, to serve a two-year term expiring at the 2003 Annual Meeting of Shareholders. Mr. Hoaglin was appointed as a Class I Director by the Board of Directors in February 2001 to serve until the 2001 Annual Meeting of Shareholders, filling a vacancy created by the resignation of Peter Geier. At that time Mr. Hoaglin was also named Chief Executive Officer and President of the Corporation and The Huntington National Bank.

         William J. Williams resigned from the Board of Directors after providing fifteen years of insightful guidance. The Board of Directors does not propose a replacement for Mr. Williams' seat and has reduced the number of authorized directors from twelve to eleven.

         It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Conrad, Skestos, Smoot, and Wobst as Class II Directors and FOR the election of Mr. Hoaglin as a Class I Director. In the event that any of the nominees for director should become unavailable, the number of directors of the Corporation may be decreased pursuant to the Bylaws or the Board of Directors may designate a substitute nominee, in which event such shares will be voted for such substitute nominee.

         The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees for director.

         The following tables set forth certain information concerning each nominee and each continuing director of the Corporation.

CLASS II DIRECTORS

(NOMINEES FOR TERMS EXPIRING IN 2004)

Name and Principal Occupation(1)	Age	Director Since	Directorships held in any company with a class of securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934

Don Conrad
Chairman and Chief Executive Officer, WACO Oil Company, Inc., self storage warehouses and real estate development	72	1989
George A. Skestos
Retired Chairman, Homewood Corporation, residential construction and development	73	1995
Lewis R. Smoot, Sr.
President and Chief Executive Officer, The Smoot Corporation, general construction and construction management	67	1995	M/I Schottenstein Homes, Inc.
Frank Wobst
Chairman of the Corporation; Chairman of The Huntington National Bank	67	1974

CLASS III DIRECTORS

(TERMS EXPIRE IN 2002)

Name and Principal Occupation(1)	Age	Director Since	Directorships held in any company with a class of securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934

Don M. Casto III
Principal, Don M. Casto Organization, real estate developers	56	1985

Patricia T. Hayot
Head of Columbus School for Girls	55	1996

Wm. J. Lhota
President - Energy Delivery, American Electric Power, a major investor-owned public utility system; Executive Vice President, American Electric Power Service Corp., management, technical, and professional subsidiary of American Electric Power	61	1990	AEP Generating Company, Appalachian Power Company, Central Power and Light Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Ohio Power Company, Public Service Company of Oklahoma, Southwestern Electric Power Company, West Texas Utilities Company, State Auto Financial Corporation

Timothy P. Smucker
Chairman, The J. M. Smucker Company, manufacturer of jams, jellies, ice cream toppings, and beverages	56	1978	The J. M. Smucker Company, Dreyer's Grand Ice Cream, Inc., Earthgrains Company

CLASS I DIRECTORS

(TERMS EXPIRE IN 2003)

John B. Gerlach, Jr.
Chairman, President, and Chief Executive Officer, Lancaster Colony Corporation, manufacturer and marketer of specialty food, glassware, candles, and automotive accessories	46	1999	Lancaster Colony Corporation

Robert H. Schottenstein
Vice Chairman and President, M/I Schottenstein Homes, Inc., homebuilding and development	48	1997	M/I Schottenstein Homes, Inc.

(NOMINEE FOR TERM EXPIRING IN 2003)

Thomas E. Hoaglin
Chief Executive Officer and President of the Corporation; Chief Executive Officer and President, The Huntington National Bank	51	2001

_________________

(1)	Each nominee and continuing director has held, or been retired from, the various positions indicated or other executive positions with the same organizations (or predecessor organizations) for at least the past five years, except that Mr. Hoaglin has served in his current position since February 15, 2001. Mr. Hoaglin's business experience is described under "Executive Officers of the Corporation" below. Mr. Wobst is also a director of The Huntington National Bank and various other entities affiliated with the Corporation. Mr. Hoaglin is also a director of The Huntington National Bank.

_________________

         The Board of Directors of the Corporation held a total of ten regular and special meetings during 2000. The Board of Directors has standing Audit, Compensation and Stock Option, Executive, and Pension Review Committees. The members of the Audit Committee are Ms. Hayot and Messrs. Gerlach, Lhota, Schottenstein, and Casto, Chairman. The Audit Committee met three times during 2000 and performs the function of overseeing the work of the internal and external auditors. The members of the Compensation and Stock Option Committee are Messrs. Conrad, Skestos, and Smucker, Chairman. This committee met four times during 2000 and reviews benefits and executive compensation, including incentive compensation, and grants stock options. The Executive Committee is composed of Messrs. Casto, Conrad, Smucker, and Wobst, Chairman, and makes recommendations to the full Board of Directors with respect to significant policy issues and nominations to the Board of Directors of the Corporation. The Executive Committee met three times in 2000. The members of the Pension Review Committee are Messrs. Skestos, Smucker, and Conrad, Chairman. The Pension Review Committee met twice during 2000 and administers the Corporation's Retirement Plan, oversees the investment of plan assets, and makes recommendations to the Board of Directors regarding the Retirement Plan.

         The following Audit Committee Disclosure and Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of the Corporation's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Disclosure

         The Audit Committee is comprised of five of the Corporation's non-employee directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current members qualify as "independent directors" within the meaning of the term as defined in the applicable listing standards of The Nasdaq Stock Market, Inc. The Audit Committee operates pursuant to a written Charter that was adopted by the Board of Directors on April 20, 2000, a copy of which is included with this Proxy Statement as Appendix I.

Audit Committee Report

         As stated in its Charter, the primary responsibility of the Audit Committee is to oversee the Corporation's financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. In the performance of its duties, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2000, reviewed by Ernst & Young LLP, the Corporation's independent auditors. The Audit Committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters required to be discussed under generally accepted auditing standards, including the Statements on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP its independence. Based on the reports and the discussions mentioned above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year 2000 for filing with the Securities and Exchange Commission.

    AUDIT COMMITTEE
    Don M. Casto III, Chairman
    Patricia T. Hayot
    John B. Gerlach, Jr.
    Wm. J. Lhota
    Robert H. Schottenstein

Compensation of Directors

         Each non-employee director of the Corporation receives $1,500 for each Board or committee meeting of the Corporation the director attends (excluding special teleconference meetings). In addition, each non-employee director of the Corporation receives retainer payments at an annual rate of $27,000. Non-employee chairmen of standing committees of the Board of Directors of the Corporation receive additional retainer payments at an annual rate of $5,000. All or any portion of the compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (the "Directors' Plan").

         The Directors' Plan, adopted in 1991, allows the members of the Board of Directors of the Corporation to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Such deferred amounts are not included in the gross income of the directors until such time as the deferred amounts are distributed from the Directors' Plan. The Corporation transfers cash equal to the compensation deferred pursuant to the Directors' Plan to a trust fund where it is allocated to the accounts of the participating directors.

         The trustee of the Directors' Plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Common Stock of the Corporation. The trustee may hold some assets of the Directors' Plan in the form of cash to the extent the trustee deems necessary. During 2000, the trustee invested the trust fund primarily in Common Stock of the Corporation. The trustee maintains a separate account for each participating director. Amounts contributed to the Directors' Plan are credited to the account of each director in the ratio that the amount deferred by each director bears to the total amount deferred by all directors. Distribution of a director's account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director's termination as a director.

         All of the assets of the Directors' Plan are subject to the claims of the creditors of the Corporation and the rights of a director or his or her beneficiaries to any of the assets of the Directors' Plan are no greater than the rights of an unsecured general creditor of the Corporation. Directors who are also employees of the Corporation do not receive compensation as directors and, therefore, are ineligible to participate in the Directors' Plan.

         Non-employee directors of the Corporation are also eligible to participate in the Corporation's Amended and Restated 1994 Stock Option Plan (the "1994 Stock Option Plan"). The Corporation considers stock option grants on an annual basis in amounts determined at the discretion of the Compensation and Stock Option Committee. Options to purchase 8,250 shares of the Corporation's Common Stock were granted on May 17, 2000, to each of the non-employee directors at an exercise price of $15.48 per share. The number of shares and the exercise price, which was equal to the average of the high and low market price of the underlying shares on the date of grant, have been adjusted to reflect the effect of the ten percent stock dividend paid on July 31, 2000. The options become exercisable in equal increments on each of the first three anniversaries of the date of grant. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of the Corporation.

Transactions with Directors and Executive Officers

Indebtedness of Management

         Some of the directors, nominees for election as director, and executive officers of the Corporation are customers of the Corporation's affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors, nominees, and executive officers of the Corporation also may be affiliated with entities which are customers of the Corporation's affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, nominees, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

Certain Other Transactions

         In 2000, The Huntington National Bank began a two-phase renovation of the bank building located at 17 South High Street, Columbus, Ohio, to provide the necessary life safety code improvements to bring the existing 13-story high rise building into compliance with the Ohio Basic Building Code. The Sherman R. Smoot Company of Ohio was chosen to prepare conceptual estimates for the project. In addition to the company's knowledge of current safety code requirements, The Sherman R. Smoot Company of Ohio has experience relevant to this project, including experience conducting renovation work in a complex retrofitting environment, with buildings having historic relevance, and with buildings being continuously occupied by tenants sensitive to disruption. In scoping the project, The Sherman R. Smoot Company of Ohio also developed projected schedules for accomplishing the work to accommodate the bank's need to plan for the budgeting of the project within workable time frames. Based on the involvement of The Sherman R. Smoot Company of Ohio in the early planning of the project, officers of The Huntington National Bank deemed it to be in the best interest of the bank to engage The Sherman R. Smoot Company of Ohio to support the actual implementation of the project, to conduct the overall scheduling, and to maintain timely progress on the project. The Sherman R. Smoot Company of Ohio is charging a fee of 4% of the total estimated construction cost of Phase I of the project, or $141,575.20, to act as construction manager for Phase I of the project. Lewis R. Smoot, Sr., who is a director of the Corporation, is President and Chief Executive Officer of The Sherman R. Smoot Company of Ohio. Mr. Smoot is also President, Chief Executive Officer and 87.68% owner of The Smoot Corporation, which is the parent company of The Sherman R. Smoot Company of Ohio. Officers of The Huntington National Bank are beginning to plan Phase II of the project for implementation later in 2001.

         In connection with its Community Centered Banking Program designed to market and promote banking and loan services to low and moderate income groups, The Huntington National Bank was party to a consulting and services agreement with P. T. & Associates Community Development Consulting, Inc. ("P. T. & Associates") which expired in February 2001. Pursuant to the agreement, P. T. & Associates assisted The Huntington National Bank in implementing and marketing the Community Centered Banking Program, including consulting with church and other community groups in The Huntington National Bank's markets, reviewing program marketing and promotional materials, and otherwise assisting The Huntington National Bank in implementing the program. During 2000, The Huntington National Bank paid P. T. & Associates a total of $1,251,952 for services and reimbursement of expenses for advertising, promotional, and educational materials and the costs of seminars and workshops. Lewis R. Smoot, Sr. owns 50% of the stock of P. T. & Associates and also serves as its Treasurer.

  See also "Compensation Committee Interlocks and Insider Participation", below.

Ownership of Voting Stock

         The following table sets forth the beneficial ownership of the Corporation's Common Stock by each of the Corporation's directors, nominees, and five most highly compensated executive officers, and the directors and executive officers as a group as of February 21, 2001.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Class

Don M. Casto III	243,787	(2)(4)	.10%
Richard A. Cheap	43,610	(3)	.02
Don Conrad	1,281,939	(2)(4)	.51
Peter Geier	225,224	(3)	.08
John B. Gerlach, Jr.	1,587,006	(2)(4)	.59
Patricia T. Hayot	61,054	(4)	.02
Thomas E. Hoaglin	260,000		.10
Wm. J. Lhota	68,721	(2)(4)	.03
Martin Mahan	28,507		.01
Robert H. Schottenstein	38,826	(4)	.02
Ronald J. Seiffert	268,945	(2)(3)	.10
George A. Skestos	45,553	(4)	.02
Lewis R. Smoot, Sr.	104,483	(2)(4)	.04
Timothy P. Smucker	113,788	(4)	.05
Frank Wobst	2,831,436	(2)(3)	1.12
Directors and Executive Officers as a Group (17 in group)	5,628,875	(2)(3)(4)	2.22

________________

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. Figures include 16,694 shares for Mr. Casto, 25,885 shares for Mr. Cheap, 37,558 shares for Mr. Conrad, 190,746 shares for Mr. Geier, 7,865 shares for Mr. Gerlach, 13,400 shares for Ms. Hayot, 200,000 shares for Mr. Hoaglin, 17,792 shares for Mr. Lhota, 26,659 shares for Mr. Mahan, 13,400 shares for Mr. Schottenstein, 222,613 shares for Mr. Seiffert, 23,283 shares for Mr. Skestos, 17,792 shares for Mr. Smoot, 17,792 shares for Mr. Smucker, 1,666,192 shares for Mr. Wobst, and 2,510,671 shares of Common Stock for all directors and executive officers as a group, which could have been acquired under stock options exercisable within 60 days of February 21, 2001.

(2)	Figures include 8,405 shares, 120,778 shares, 50,812 shares, 1,204 shares, 3,417 shares, and 62,772 shares of Common Stock owned by members of the immediate families of Messrs. Casto, Conrad, Gerlach, Seiffert, Smoot, and Wobst respectively; 65,907 shares owned by Mr. Conrad as trustee of his daughters' trusts; 5,431 shares of Common Stock owned by Mr. Conrad as beneficiary of the WACO Oil Company, Inc. Profit Sharing Plan; 16,777 shares of Common Stock owned jointly by Mr. Lhota and his spouse; 4,780 shares owned jointly by Mr. Seiffert and his spouse; 1,066,147 shares owned by the John B. Gerlach Trust of which Mr. Gerlach is trustee and beneficiary; 375,874 shares owned by the Gerlach Foundation of which Mr. Gerlach is an officer and trustee; 6,436 shares owned by Lancaster Lens, Inc. of which Mr. Gerlach is an executive officer; 35,431 shares owned by Lehrs, Inc. of which Mr. Gerlach is a director and executive officer; 23,248 shares owned by The Smoot Corporation, of which Mr. Smoot is President; and 534,460 shares of Common Stock reported as owned by individuals as to which the respective directors and executive officers have disclaimed beneficial ownership.

(3)	Also includes 819 shares for Mr. Cheap, 5,323 shares for Mr. Geier, 8,684 shares for Mr. Seiffert, 93,325 shares for Mr. Wobst, and 108,153 shares of Common Stock for all executive officers as a group, held as of December 31, 2000, in the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust. Prior to the distribution of shares of Common Stock from this plan to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan.

(4)	Includes 78,337 shares for Mr. Casto, 52,906 shares for Mr. Conrad, 6,503 shares for Mr. Gerlach, 46,980 shares for Ms. Hayot, 21,854 shares for Mr. Lhota, 12,795 shares for Mr. Schottenstein, 11,330 shares for Mr. Skestos, 43,345 shares for Mr. Smoot, and 82,169 shares of Common Stock for Mr. Smucker held as of December 31, 2000, in the deferred compensation plans for Directors. Prior to the distribution of shares of Common Stock from the deferred compensation plans for Directors to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plans.

________________

         As of December 31, 2000, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Corporation, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class

The Huntington National Bank Huntington Center 41 South High Street Columbus, Ohio 43287	22,457,222(1)	8.95%

_________________

(1)	These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Huntington National Bank. As fiduciary, The Huntington National Bank has sole power to dispose of 5,829,707 of these shares, shared power to dispose of 2,614,564 of these shares, sole power to vote 21,638,176 of these shares, and shared power to vote 179,041 of these shares.

_________________

Executive Compensation

         The following table sets forth the compensation paid by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer during 2000 and each of the next four most highly compensated executive officers, for each of the last three fiscal years ended December 31, 2000.

SUMMARY COMPENSATION TABLE

					Long-term Compensation
		Annual Compensation			Awards	Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compen- sation ($)(2)	Securities Underlying Options (#)(3)	LTIP Payouts ($)(4)	All Other Compen- sation ($)(5)

Frank Wobst(6)
Chairman	2000	990,000	-0-	(2)	440,000	(4)	39,600
	1999	977,308	1,143,450	109,093	441,045	-0-	39,092
	1998	957,500	273,240	88,790	332,750	217,010	39,456

Ronald J. Seiffert
Vice Chairman	2000	395,000	-0-	(2)	82,499	(4)	19,800
	1999	374,936	442,538	(2)	103,695	-0-	18,731
	1998	337,500	108,675	(2)	66,550	82,200	13,875

Richard A. Cheap (7)
General Counsel	2000	218,846	-0-	(2)	13,200	(4)	9,554
and Secretary	1999	207,308	196,163	(2)	14,639	-0-	8,978
	1998	128,447	41,790	(2)	9,982	N/A	-0-

Martin Mahan(8)
Executive Vice President,	2000	205,000	-0-	82,547	27,499	(4)	8,200
The Huntington	1999	177,115	147,151	(2)	14,036	N/A	7,084
National Bank	1998	160,341	49,564	79,233	12,705	N/A	2,833

Peter Geier (9)
Former President and	2000	475,000	-0-	(2)	137,499	(4)	19,000
Chief Operating	1999	385,897	556,854	(2)	103,695	-0-	15,436
Officer	1998	337,500	108,675	(2)	66,550	82,200	13,875

_________________

(1)	Includes amounts deferred pursuant to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan. Mr. Wobst's base salary did not change between 1999 and 2000; the difference in the amounts reported for these years is attributable to a mid-year change in 1999 from semi-monthly to bi-weekly earnings periods.

(2)	During 1999 and 1998, Mr. Wobst received other annual compensation in the amounts indicated, including executive life insurance premiums in the amounts of $79,599 and $67,498, respectively. Payment of executive life insurance premiums was discontinued in 2000. During 2000, Mr. Mahan received other annual compensation in the amount indicated including $53,448 for moving expenses plus taxes incurred on such expenses, and a $25,000 relocation allowance. During 1998, Mr. Mahan received other annual compensation in the amount indicated for moving expenses plus taxes incurred on such expenses. Other annual compensation for Mr. Wobst for 2000, for Mr. Mahan for 1999, and for each of the other named executive officers for each year indicated was less than $50,000 and less than 10% of the total of annual salary and bonus reported for the named executive.

(3)	Represents shares of the Corporation's Common Stock, adjusted for stock dividends and stock splits paid after the date of grant.

(4)	The Corporation's Long-term Incentive Compensation Plan measures the Corporation's performance over multiple-year, overlapping cycles. Messrs. Wobst, Seiffert, Cheap, and Geier were selected by the Compensation and Stock Option Committee of the Board of Directors to participate in a cycle which ended on December 31, 2000; however, the awards are not determinable until year-end results are published for a peer group of financial institutions. Additional detail about the Long-term Incentive Compensation Plan and the range of potential awards for the cycle ended December 31, 2000, are set forth in the "Board Compensation Committee Report on Executive Compensation" and the table entitled "Long-term Incentive Plan - Awards in Last Fiscal Year", below.

(5)	Figures represent amounts contributed for each named executive officer by the Corporation to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan. For 2000, $6,800 was contributed for each of the named executive officers under the Huntington Investment and Tax Savings Plan, and the amounts of $32,800, $13,000, $2,754, $1,400, and $12,200 were contributed for Messrs. Wobst, Seiffert, Cheap, Mahan, and Geier, respectively, under the Supplemental Stock Purchase and Tax Savings Plan.

(6)	Mr. Wobst also served as Chief Executive Officer of the Corporation from February 1981 until February 2001.

(7)	Mr. Cheap joined the Corporation as an executive officer in May 1998.

(8)	Mr. Mahan joined the Corporation in January 1998, and was designated an executive officer in September 2000.

(9)	Mr. Geier resigned as an officer of the Corporation on January 17, 2001, but is included in the table because he served as an executive officer during the year ended December 31, 2000.

________________

Employment and Executive Agreements

         Mr. Wobst has an agreed upon term of employment. Under his Employment Agreement, Mr. Wobst will be employed by the Corporation through December 31, 2002, or until his death or disability, or upon earlier termination by either Mr. Wobst or the Corporation. Mr. Wobst's Employment Agreement provides that his annual rate of compensation will not be less than his base salary at the time the agreement was entered into, plus such increases in base compensation as may be authorized by the Board of Directors. It also provides for Mr. Wobst's continued participation in the Corporation's Incentive Compensation Plans, Stock Purchase and Tax Savings Plan, Retirement Plans, Stock Option Plans, and certain other benefits afforded to executive officers of the Corporation.

         In the event Mr. Wobst is terminated for cause, he will be entitled to receive salary payments for three calendar months following the date of termination plus any compensation to which he is entitled under the Incentive Compensation Plans. In the event Mr. Wobst is terminated without cause, he will be entitled to his full compensation and benefits under his Employment Agreement until the later of six months after his termination or the expiration of the Employment Agreement. In the event Mr. Wobst becomes disabled, which disability continues for more than six consecutive months during a twelve-month period, the Corporation may terminate Mr. Wobst's Employment Agreement, and he will be entitled to his base salary and payments under the Incentive Compensation Plans to the date of termination. Thereafter, Mr. Wobst will be entitled to two-thirds of his base salary, less disability benefits received from any of the Corporation's disability insurance programs, until the first to occur of the termination of the disability or the termination of his Employment Agreement. His base salary will be reinstated upon his return to employment. In the event of Mr. Wobst's death, his beneficiaries will receive his base annual salary for six months plus Incentive Compensation Plan payments.

         The Corporation also has entered into Executive Agreements with each of the persons named in the Summary Compensation Table. These Executive Agreements were entered into as part of the Corporation's corporate strategy to provide protection for, and thus retain, its well-qualified executive officers notwithstanding any actual or threatened change in control of the Corporation. A "Change in Control" generally includes:

•	the acquisition by any person of beneficial ownership of 25% or more of the Corporation's outstanding voting securities;
•	a change in the composition of the Board of Directors if a majority of the new directors were not appointed or nominated by the directors currently sitting on the Board of Directors or their subsequent nominees;
•	a merger involving the Corporation where the Corporation's shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;
•	the dissolution of the Corporation; and
•	a disposition of assets, reorganization, or other corporate event involving the Corporation which would have the same effect as any of the above-described events.

         Under each Executive Agreement, the Corporation or its successor must provide severance benefits to the executive officer if his or her employment is terminated (other than on account of the officer's death or disability or for cause):

•	by the Corporation, at any time within 36 months after a Change in Control;
•	by the Corporation, at any time prior to a Change in Control but after commencement of any discussions with a third party relating to a possible Change in Control involving such third party ("Change in Control Discussions") if the officer's termination is in contemplation of such possible Change in Control and such Change in Control is actually consummated within 12 months after the date of such officer's termination;
•	by the executive officer voluntarily with Good Reason at any time within 36 months after a Change in Control of the Corporation; and
•	by the executive officer voluntarily with Good Reason at any time after commencement of Change in Control Discussions if such Change in Control is actually consummated within 12 months after the date of such officer's termination.

         "Good Reason" generally means the assignment to the executive officer of duties which are materially (and, in the case of Messrs. Cheap and Mahan, adversely) different from such duties prior to the Change in Control, a reduction in such officer's salary or benefits, or a demand to relocate to an unacceptable location, made by the Corporation or its successor either after a Change in Control or after the commencement of Change in Control Discussions if such change or reduction is made in contemplation of a Change in Control and such Change in Control is actually consummated within 12 months after such change or reduction. An executive officer's determination of Good Reason will be conclusive and binding upon the parties if made in good faith, except that, if the executive officer is serving as Chief Executive Officer of the Corporation immediately prior to a Change in Control, the occurrence of a Change in Control will be conclusively deemed to constitute Good Reason.

         In addition to accrued compensation, bonuses, and vested benefits and stock options, the executive officer's severance benefits payable under the Executive Agreements include:

•	a lump-sum cash payment equal to three times (or, in the case of Messrs. Cheap and Mahan, two and one-half times) the officer's highest base annual salary;
•	a lump-sum cash payment equal to three times (or, in the case of Messrs. Cheap and Mahan, two and one-half times) the highest annual incentive compensation to which the officer would be entitled;
•	a lump sum cash payment equal to one and one-half times the highest long-term incentive compensation to which the officer would be entitled;
•	thirty-six months of continued insurance benefits; and
•	thirty-six months of additional service credited for purposes of retirement benefits.

Each Executive Agreement also provides that the Corporation will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, if either of Mr. Cheap's or Mr. Mahan's severance payments and benefits would be subject to any excise tax, but would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that the Corporation will not have to pay an excess severance payment and the executive officer will not be subject to an excise tax.

         The Executive Agreements provide that, for a period of five years after any termination of the executive's employment, the Corporation will provide the executive with coverage under a standard directors' and officers' liability insurance policy at its expense, and will indemnify, hold harmless, and defend the executive to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by the executive in connection with or arising out of any action, suit, or proceeding in which he or she may be involved by reason of having been a director or officer of the Corporation or any subsidiary.

         The Corporation must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to enforce any of the rights granted under his or her Executive Agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due to him or her in connection with any action taken to enforce such officer's rights under the Executive Agreement at a rate equal to the prime commercial rate of The Huntington National Bank or its successor in effect from time to time plus 4%.

         The Executive Agreements are in effect through December 31, 2001, subject to automatic two year renewals and to an extension for thirty-six months after any month in which a Change of Control occurs. An Executive Agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits.

Option Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)(2)	Expiration Date	Grant Date Present Value ($)(3)

Frank Wobst	440,000	18.38	15.48	5/17/10	2,807,200

Ronald J. Seiffert	82,499	3.45	15.48	5/17/10	526,344

Richard A. Cheap	13,200.55		15.48	5/17/10	84,216

Martin Mahan	27,499	1.15	15.48	5/17/10	175,444

Peter Geier	137,499	5.74	15.48	5/17/10	877,244

  _______________

(1)	Each of the named executive officers received grants of options on May 17, 2000. All options granted expire ten years from the date of grant. Figures have been adjusted to reflect the effect of a ten percent stock dividend paid on July 31, 2000. The options granted to each named executive officer become exercisable in equal increments on each of the first three anniversaries of the date of grant. Options not yet exercised are canceled upon a termination of employment for any reason other than death, retirement under one or more of the Corporation's retirement plans, termination following a change in control of the Corporation, or a disposition (other than a change in control) of substantially all of the stock or assets of the Corporation, in which case all options become exercisable immediately as of such termination date and remain exercisable for a specified period following the termination. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of the Corporation. In addition, any tax which the Corporation withholds in connection with the exercise of any stock option may be satisfied by the option holder by electing to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to the Corporation, such number of shares of Common Stock having a fair market value equal to the amount of the withholding. None of the options granted in 2000 has a reload feature.

(2)	In all cases, the exercise price was equal to the average of the high and low market price of the underlying shares on the date of grant. The exercise price has been adjusted to reflect the effect of the ten percent stock dividend paid July 31, 2000.

(3)	The dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock's price volatility and dividend rate as well as interest rates. Because of the unpredictability of the assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting the Corporation's stock price or of placing an accurate present value on options to purchase its stock. In performing the calculations it was assumed that: the options were exercised at the end of their ten-year terms; the volatility of the stock price was equal to 44.8%, which volatility was calculated on a natural logarithmic basis of the Corporation's stock price for the twelve-month period preceding the date of grant; the risk-free rate of return was equal to the ten-year United States Treasury Note Rate effective on the date of the grant, to correspond to the term of the options; and the dividend yield was equal to the Corporation's annualized dividend yield at the end of the calendar quarter preceding the option grant, which was 3.58%. No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture. In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option's value is possible without an increase in the market value of the underlying stock. Any appreciation in the market value of the Corporation's stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The total of the grant date values indicated in the table for all stock options granted in 2000 to the named executive officers was $4,470,448 representing approximately .12% of the value of all shares of the Corporation outstanding on May 17, 2000.

  ________________

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-end (#)(2)	Value of Unexercised In-the-Money(3) Options at Fiscal Year-end ($)

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable

Frank Wobst	109,717	1,131,565	1,704,028	5,656,376
			918,150	228,800

Ronald J. Seiffert	3,047	39,215	190,481	224,223
			188,451	42,899

Richard A. Cheap	-0-	-0-	11,535	-0-
			26,286	6,864

Martin Mahan	-0-	-0-	12,041	-0-
			42,199	14,299

Peter Geier	14,966	90,469	184,414	224,773
			243,451	71,499

  _______________

(1)	Figures in this column reflect the number of securities underlying the options exercised, which may be greater than the number of shares actually received.

(2)	Adjusted for stock splits and stock dividends paid after the date of grant.

(3)	An option is in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

  ________________

Long-Term Incentive Plan - Awards in Last Fiscal Year

			Estimated Future Payouts under Non-Stock Price-Based Plan (2)

Name	Number of Shares, Units, or Other Rights	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum

Frank Wobst	(1)	(2)	$99,000	$618,750	$2,475,000

Ronald J. Seiffert	(1)	(2)	39,500	197,500	790,000

Richard A. Cheap	(1)	(2)	22,000	88,000	352,000

Martin Mahan	(1)	(2)	(1)	(1)	(1)

Peter Geier	(1)	(2)	47,500	237,500	950,000

  __________________

(1)	Messrs. Wobst, Seiffert, Cheap, and Geier were selected by the Compensation and Stock Option Committee of the Board of Directors to participate in the cycle of the Long-Term Incentive Compensation Plan which began on January 1, 1999 and ended on December 31, 2000 (the "1999 Cycle"). Mr. Mahan did not participate in the 1999 Cycle.

(2)	The Long-Term Incentive Compensation Plan measures the Corporation's performance over two-, three-, or four-year cycles. The Corporation's performance goals for the 1999 Cycle were based on a comparison of return on average shareholders' equity to a peer group. The Corporation compares itself to the fifty largest United States banking organizations, minus the ten largest, based on assets at the end of the cycle. Awards based on a percentage of base salary will be paid if the Corporation's performance achieves the established threshold or higher. Any awards for the 1999 Cycle will be paid in May 2001 when the Corporation can determine relative performance for the cycle. No awards will be paid if the Corporation's performance is below the threshold level. The figures in the table are based on salaries as of December 31, 2000. The Long-Term Incentive Compensation Plan is described in greater detail in the "Board Compensation Committee Report on Executive Compensation" below.

  __________________

Pension Plan Table

Years of Service

Remuneration	15	20	25	30	35	40

$ 225,000	$ 63,175	$ 84,359	$105,543	$117,169	$128,419	$139,669
250,000	70,631	94,315	117,999	130,919	143,419	155,919
300,000	85,544	114,228	142,911	158,419	173,419	188,419
350,000	100,456	134,140	167,824	185,919	203,419	220,919
400,000	115,369	154,053	192,736	213,419	233,419	253,419
450,000	130,281	173,965	217,649	240,919	263,419	285,919
500,000	145,194	193,878	242,561	268,419	293,419	318,419
750,000	219,756	293,440	367,124	405,919	443,419	480,919
1,000,000	294,319	393,003	491,686	543,419	593,419	643,419
1,200,000	353,969	472,653	591,336	653,419	713,419	773,419

           The table above illustrates the operation of the Corporation's Retirement Plan and Supplemental Retirement Income Plan (the "SRIP") by showing various annual benefits assuming various levels of final average compensation and years of credited service. The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Sections 401(a)(17) and 415 of the Internal Revenue Code (the "Code"). Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 2000, this limit was $170,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 2000, this amount was $135,000. An employee who: (a) has completed two years of continuous service with the Corporation (or an affiliated company); (b) has been nominated by the Compensation and Stock Option Committee; and (c) earns compensation in excess of the limitation imposed by Section 401(a)(17) of the Code or whose benefit exceeds the limitation of Section 415(b) of the Code, is eligible to participate in the SRIP. During 2000, Messrs. Mahan, Seiffert, and Geier were eligible to participate in the SRIP. After completing two years of service, Mr. Cheap was nominated for participation in the SRIP effective January 1, 2001. Mr. Wobst, although he does not participate in the SRIP, participates in the Corporation's Supplemental Executive Retirement Plan ("SERP"), which is described below.

           The maximum years of credited service recognized by the Retirement Plan and the SRIP is forty. Years of service and credited service in addition to those actually earned by a participant can be granted by the Pension Review Committee for the purposes of determining benefits under the SRIP. Benefit figures shown are computed on the assumption that participants retire at age 65. The normal form of benefit under both the Retirement Plan and the SRIP is a life annuity.

           During 2000, Mr. Wobst was the only named executive officer who participated in the SERP. Only those executive officers selected by the Compensation and Stock Option Committee may participate in the SERP. The SERP ensures that each participating executive officer (who retires at or after age 65) receives a level of retirement benefits, without respect to years of service, equal to at least 65% of the officer's average monthly earnings. Average monthly earnings is defined as the officer's highest consecutive twelve months' base salary and 50% of bonuses and incentive or commission compensation paid or deferred pursuant to incentive plans with a one year measurement period or less within the previous sixty months. Benefits under the SERP are paid in the form of a life annuity (with 120 months certain). At the time a participating officer retires, the benefit the participant is entitled to through the SERP is calculated, and then funds from the following sources are deducted to determine the amount (if any) of the payment due from the Corporation under the SERP: (a) Social Security benefits payable; (b) the benefit under the Retirement Plan; and (c) any benefits under retirement plans of prior employers. If the sum of the payments due from Social Security, the Retirement Plan, and retirement plans of prior employers exceeds 65% of the executive officer's highest consecutive twelve months' base salary, then no payment will be due from the Corporation under the SERP.

           The SERP generally has the effect of equalizing a participant's combined retirement benefits for a particular level of covered compensation for all years of service. Thus, the total annual benefits payable by the Corporation pursuant to the Retirement Plan and the SERP would be the same for an executive officer with fifteen years of service as for an executive officer with forty years of service, assuming each had the same level of covered compensation, the only difference being that the fifteen year executive officer, having a smaller benefit from the Retirement Plan, will receive a greater portion of his benefit from the SERP. Monthly benefits received by participants under the SERP may be increased annually, if indicated, to reflect increases in the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers. The estimated annual benefits payable upon Mr. Wobst's retirement under the Retirement Plan and the SERP, reduced by Social Security benefits payable, is $995,021.

           The compensation covered for the named executive officers by the Retirement Plan and the SRIP is the average of the total paid, in the five consecutive highest years of the executive officer's career with the Corporation, of base salary and, beginning January 1, 2000, 50% of bonus. The compensation covered by the Retirement Plan and the SERP, effective for compensation paid on and after January 1, 2000, is base salary and 50% of bonus paid in the highest twelve month period out of the previous 60 months. Bonuses are taken into account for the year in which paid rather than earned. The estimated credited years of service for each of the executive officers named in the Summary Compensation Table are 26.5 for Mr. Wobst, 21.58 for Mr. Seiffert, 3.00 for Mr. Mahan, 2.67 for Mr. Cheap, and 16.83 for Mr. Geier.

  Compensation Committee Interlocks and Insider Participation

           The Compensation and Stock Option Committee is composed of Don Conrad, George A. Skestos, and Timothy P. Smucker. None of the members other than Mr. Conrad is or has ever been an officer of the Corporation or its subsidiaries. Mr. Conrad served as Chairman of the Board of Directors of Huntington Bancshares Kentucky, Inc., a subsidiary of the Corporation, from its inception in 1985 until its dissolution in 1996.

           From December 31, 1997, until October 12, 2000, the Corporation owned $15 million of nonvoting Preferred Securities of MFS Capital Trust I, a Delaware business trust (the "Trust"). National Capital Financial Corporation ("National Capital") owned all of the voting Common Securities of the Trust. The Trust invested the proceeds from the sale of its Common and Preferred Securities in a junior subordinated deferrable interest note issued by National Capital bearing interest at 7.41% per annum, payable quarterly, and maturing December 31, 2027 (the "Subordinated Note"). The distribution rate and distribution payment dates of the Preferred Securities and liquidation date of the Trust corresponded to the interest rate, interest payment dates, and maturity or earlier repayment date of the Subordinated Note, which was the sole asset of the Trust. On October 12, 2000, the indebtedness evidenced by the Subordinated Note was paid in full and the Subordinated Note was redeemed and canceled. The proceeds from the payoff were used to redeem all of the Common and Preferred Securities of the Trust. During the term of the Corporation's investment in the Trust until July 2000, George A. Skestos was a director of National Capital, and Mr. Skestos' spouse and children collectively owned approximately 18% of the common stock of National Capital.

          The following Board Compensation Committee Report on Executive Compensation and performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of the Corporation's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Board Compensation Committee Report on Executive Compensation

          The Compensation and Stock Option Committee of the Board of Directors (the "Committee") oversees the Corporation's executive compensation programs. The Committee met four times in 2000 to review and approve executive compensation matters.

          The Corporation's executive compensation philosophy is designed to meet four primary goals:

(1)	Ensure a strong linkage between corporate, unit, and individual performance and total compensation.

(2)	Integrate compensation programs with the Corporation's annual and long-term strategic goals.

(3)	Encourage long-term strategic management and enhancement of shareholder value through equity awards.

(4)	Attract and retain key executives critical to the long-term success of the Corporation by providing a fully competitive reward package that is appropriately sensitive to performance.

          These principles are reflected in the key components of the Corporation's executive compensation programs which consist of base salary, annual incentive awards, and long-term incentive awards. Mr. Wobst's compensation remained subject to an employment agreement with the Corporation during 2000. Mr. Wobst's employment agreement, among other things, established a minimum base salary and participation in the Corporation's incentive compensation plans. Increases in the minimum base salary and the specific level of participation in the incentive compensation plan for Mr. Wobst is determined by the Committee based on the factors described below. The Corporation's executive compensation programs are regularly evaluated to ensure that they continue to reinforce shareholder interests and support the goals of the Corporation's executive compensation philosophy.

  Base Salary

          An executive's base salary and subsequent adjustments are determined relative to the following factors: individual and business unit performance, scope of responsibility and accountability, comparison with industry pay practices, and cost of living considerations. The Committee feels that all of these factors are significant and the relevance of each varies from executive to executive. Therefore, no specific weight has been assigned to these factors in the evaluation of an executive's base salary.

          The specific measures of business unit performance vary depending upon the executive's performance area and the goals periodically set for the performance area by the Corporation. Industry salary comparisons, primarily of banking organizations of comparable asset size, are drawn from survey data relating to various executive levels published by independent sources. Where relevant, cross-industry comparisons are utilized for certain executives whose functions are not specific to traditional banking. Although the Committee reviews data representing pay practices of the 25th to 75th percentiles of the competitive market, in terms of compensation, the Committee does not have a policy to target compensation at a designated level of the pay practices of such market. Approximately 92% of the banking organizations comprising the S&P Major Regional Banks Index were represented by the data reviewed. The S&P Major Regional Banks Index was used for comparison purposes in the shareholder return graph below (see "Comparison of Five Year Cumulative Total Return Among the Corporation, the S&P 500 Index, and the S&P Major Regional Banks Index").

           Typically, executive officers are reviewed for supplemental increases in their base salary on a 15 month cycle. Mr. Wobst's salary was reviewed in November 2000 for adjustment in January 2001; however, no increase was made in order to maintain the deductibility of Mr. Wobst's salary under Internal Revenue Code Section 162(m) (see "Tax Deductibility of Executive Compensation", below).

  Annual Cash Incentive Awards

           Under the Corporation's Incentive Compensation Plan, executive officers could have earned annual cash incentive awards determined as a percentage of base salary. The percentage of base salary for an executive was determined by (a) the category to which the executive was assigned for 2000 based upon his level of responsibility and (b) the Corporation's performance as measured in 2000 by return on average shareholders' equity ("ROAE") relative to a range of ROAE targets established by the Committee in February of 2000. An executive's award expressed as a percentage of base salary would be greater, as higher ROAE targets are achieved. No awards could have been paid under the plan unless the Corporation's performance met the established minimum ROAE target level of 14%.

           For 2000, the range of incentive opportunity as a percentage of base salary did not change from the previous year. ROAE targets that were set for 2000 had no predetermined relationship to the ROAE targets set for the previous year. In establishing the targets, consideration was given to internal corporate performance goals and the Corporation's assessment of its economic environment and industry trends.

           Awards for those executive officers whose compensation in 2000 was anticipated to be effected by Section 162(m) of the Internal Revenue Code would have been based solely on the Corporation's performance relative to ROAE goals (see "Tax Deductibility of Executive Compensation" below). For 2000, the remaining executive officers' awards would have been weighted as follows: 50% for corporate performance, 40% for business unit performance, and 10% for individual performance. The portions of an executive's award tied to these factors would have been based upon the scope of the executive's responsibility, and could have been adjusted as recommended by the subjective evaluation of the executive's manager.

           The minimum ROAE goal and other material terms of the plan were met for 2000; however, the Committee, in its discretion, determined that no awards would be paid for certain of the Corporation's senior officers, including each of the named executive officers, because the Corporation fell short of its over-all profit objectives for the year.

  Long-Term Incentive Awards

           Long-term incentive awards are in the form of stock and cash awards granted under the Long-Term Incentive Compensation Plan and stock options granted under the Corporation's 1994 Stock Option Plan. The value of these awards is dependent upon the Corporation's performance over a period of time, as described below.

           The Long-Term Incentive Compensation Plan measures the Corporation's performance over two-, three-, or four-year cycles. The Committee selects the length of each cycle and it remains constant throughout the cycle. The Committee selects as participants for each cycle those officers who, in the opinion of the Committee, will significantly contribute to the long-term strategic performance and growth of the Corporation. Messrs. Wobst, Seiffert, Cheap, and Geier were each selected by the Committee to participate in the two-year cycle of the Long-Term Incentive Compensation Plan that began on January 1, 1999, and ended on December 31, 2000 (the "1999 Cycle"). Each of the named executive officers was selected by the Committee to participate in the three-year cycle that began on January 1, 2000, and will end on December 31, 2002 (the "2000 Cycle").

           Awards under the Long-Term Incentive Compensation Plan for the 1999 Cycle will be based on a comparison of the Corporation's two-year average ROAE to the two-year average ROAE of a peer group. Awards under the Long-Term Incentive Compensation Plan for the 2000 Cycle will be based on a comparison of the Corporation's three-year average ROAE to the three-year average ROAE of a peer group. The Committee approved as the peer groups for the 1999 Cycle and the 2000 Cycle the fifty largest United States banking organizations, based on assets at the end of the respective cycle, whose stock was publicly traded during the cycle, minus the ten largest such banking organizations.

           Awards are to be determined as a percentage of the executive officers' base salary at the end of the cycle. The percentage of base salary for an executive is determined individually by (a) the group to which the executive is assigned for a cycle based upon the participant's level of responsibility and (b) the Corporation's ROAE performance relative to other banking organizations in the peer group for the cycle. The terms of the plan are such that if the Corporation's ROAE performance is at the 25th percentile of all peer group banks in the cycle (the "Threshold Level"), awards will be paid. The percentage of base salary awarded to an executive officer increases incrementally as performance increases. Target level performance is achieved if the Corporation's performance is at the 50th percentile of all peer group banks in the cycle. The percentage of base salary awarded increases incrementally at a higher rate once the Corporation's ROAE results go over the plan target levels. No award would be made pursuant to the Long-Term Incentive Compensation Plan if the Corporation's ROAE performance were below the Threshold Level, and the maximum award would be paid if the Corporation's ROAE performance were at or above the 90th percentile of the peer group. The maximum award is 160% to 250% of a participant's base salary depending upon the group to which a participant is assigned based on level of responsibility. Awards are typically made in stock, however, participants may elect to receive up to 50% of their awards in cash.

           The awards for the 1999 Cycle are not yet determinable. Once all banking organizations have released results for 2000, the peer group will be identified and the Committee will review the relative performance of the Corporation and determine the awards, which will be reported in next year's Proxy Statement. The range of potential awards is set forth in the table above entitled " Long-Term Incentive Plan Table - Awards in Last Fiscal Year".

           Stock option awards are generally considered for the executive officers annually by the Committee, and the number of shares granted is based on the individual's scope of responsibility, a subjective evaluation of the performance of the individual and his or her business unit since the last grant, and industry comparisons. No specific weight is attached to these factors.

           Data from two surveys published by nationally known compensation and human resources consulting firms was reviewed by the Committee to determine competitive benchmarks for awarding 2000 options. One survey included 128 financial institutions of which 52 were commercial banks. The other survey included 92 financial institutions of which 45 were commercial banks. Competitive grants were considered by using sources presenting data as a percentage of base salary, as a dollar value, and as a percentage of total shares of Common Stock outstanding. The Committee does not have a policy to target its option awards at any specific level of data as provided from these sources.

           In addition, information as to the options awarded to each executive during recent years was reviewed by the Committee. However, the Committee did not assign any weight to the total amount of options held by an executive officer in determining the size of an option awarded for 2000.

           Each stock option has an exercise price equal to the fair market value of the underlying Common Stock of the Corporation on the date of grant. Each stock option granted to an executive officer in 2000 becomes exercisable in three equal annual increments beginning on the first anniversary of the grant and remains exercisable for a period of ten years from the date of grant (subject to plan forfeiture restrictions). Since the stock options are granted at market price, the value of the stock options is entirely dependent upon the growth in the Corporation's stock price.

           For 2000, the Committee awarded stock options to 964 employees in a total amount equal to .96% of the Corporation's average shares of Common Stock outstanding for the year. Mr. Wobst received 18.4% of all option shares granted to employees, or 440,000 shares, as adjusted for a ten percent stock dividend paid in July 2000. The option shares granted to the named executive officers had a value at grant, adjusted for the stock dividend paid in July 2000, of $15.48 per share. Additional detail on executive stock option grants is provided in the table above entitled "Option Grants in Last Fiscal Year."

  Tax Deductibility of Executive Compensation

           Internal Revenue Code Section 162(m) no longer permits the Corporation to deduct certain non-performance-based compensation in excess of $1,000,000 per taxable year paid to each of the Chief Executive Officer and the four most highly compensated executives required to be named in the annual proxy statement. The Corporation may continue to deduct compensation paid to the named executive officers in excess of $1,000,000 provided the payment of such compensation qualifies for an exception under Section 162(m), including an exception for certain performance-based compensation. The Committee believes that Section 162(m) should not cause the Corporation to be denied a deduction for 2000 compensation paid to the named executive officers. The Committee will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Section 162(m) while at the same time considering the goals of its executive compensation philosophy.

            COMPENSATION AND STOCK OPTION COMMITTEE
            Timothy P. Smucker, Chairman
            Don Conrad
            George A. Skestos

  Comparison of Five Year Cumulative Total Return
  Among the Corporation, the S&P 500 Index, and the S&P Major Regional Banks Index

           The line graph below compares the yearly percentage change in cumulative total shareholder return on the Corporation's Common Stock and the cumulative total return of the S&P 500 Index and the S&P Major Regional Banks Index for the period December 31, 1995, through December 31, 2000. The S&P Major Regional Banks Index is a capitalization-weighted index designed to measure the performance of the major regional banks sector of the Standard & Poor's 500 Index. An investment of $100 on December 31, 1995, and the reinvestment of all dividends are assumed.

	1995	1996	1997	1998	1999	2000
HBI	$100	$124	$191	$180	$162	$126
S&P	$100	$123	$164	$211	$255	$232
S&P Reg	$100	$136	$205	$227	$194	$248

  Executive Officers of the Corporation

           Each executive officer of the Corporation is listed below, together with a statement of the business experience of that officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

           DANIEL B. BENHASE, age 41, has served as Executive Vice President of the The Huntington National Bank's Private Financial Group since June 2000. Prior to joining the Corporation, Mr. Benhase served as Executive Vice President for Firstar Bank, N.A. from 1992 to 1994, and as Executive Vice President for Firststar Corporation from 1994 to June 2000, responsible for managing trust, investment management, private banking, and brokerage activities.

           RICHARD A. CHEAP, age 49, has served as General Counsel and Secretary for the Corporation and as Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank since May 1998. Prior to joining the Corporation, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. Mr. Cheap concentrated in the areas of general business, corporate finance, mergers and acquisitions, and business taxation. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented the Corporation in a variety of matters, including acting as lead attorney in negotiating the terms and documentation of most of the Corporation's bank acquisitions during the preceding nine years.

           THOMAS E. HOAGLIN, age 51, has served as Chief Executive Officer and President for both the Corporation and The Huntington National Bank since February 2001. Mr. Hoaglin served as Vice Chairman of AmSouth Bancorporation from February 2000 to August 2000. Mr. Hoaglin served as an officer in various positions during his 26 year career at Bank One Corporation until March 1999, including, as Executive Vice President of Private Banking from October 1998 to March 1999, as Chairman and Chief Executive Officer of Banc One Services Corp. from June 1997 to October 1998, as Chairman of Project One from January 1996 to December 1998, as Chairman and Chief Executive Officer of Bank One Ohio Corporation from 1992 to 1995, and as President and Chief Operating Officer of Bank One Texas from 1989 to 1992.

           MARTIN MAHAN, age 48, has served as Executive Vice President for The Huntington National Bank in charge of Retail Banking since November 1999. From January 1998 to November 1999, Mr. Mahan served as Executive Vice President and Regional Executive for The Huntington National Bank. Prior to joining the Corporation, Mr. Mahan managed retail markets for Barnett Banks, Inc. for thirteen years, first in Naples, Florida and then in Ft. Lauderdale, Florida, and served as Executive Vice President of retail banking from May 1995 to December 1997.

           MICHAEL J. MCMENNAMIN, age 55, has served as Vice Chairman and as Chief Financial Officer for the Corporation since October 2000. Mr. McMennamin has also served as President of Huntington Capital Corp. and Executive Vice President for The Huntington National Bank since June 2000. From November 1998 to February 2000, Mr. McMennamin served as Group Executive Vice President and Chief Financial Officer of Citizens Financial Corp. in Providence, Rhode Island. Prior thereto, Mr. McMennamin served as Executive Vice President and Chief Financial Officer for Bank One Corporation from May 1995 to November 1998.

           RONALD J. SEIFFERT, age 44, has served as Vice Chairman of the Corporation and as a director and Vice Chairman of The Huntington National Bank since December 1996. He served as Executive Vice President and Executive Director of Commercial Services of the Corporation from January 1996 to December 1996. Prior thereto, Mr. Seiffert served as Executive Vice President and Group Manager of the Commercial Banking Group for the Northern Region of The Huntington National Bank from February 1994. Mr. Seiffert joined the Bank in 1979 and served in various other capacities prior to February 1994.

           FRANK WOBST, age 67, has served as Chairman of the Board for the Corporation since February 1981, and served as Chief Executive Officer for the Corporation from February 1981 until February 2001. Mr. Wobst has served as Chairman of the Board for The Huntington National Bank since December 1996, and from February 1981 to September 1986. Mr. Wobst served as Chief Executive Officer for The Huntington National Bank from December 1996 to February 2001, and from February 1981 to September 1986. Mr. Wobst has also served as a director of The Huntington National Bank and the Corporation from the time he joined the Corporation in 1974. In addition, Mr. Wobst served as Chairman of The Huntington Trust Company, National Association, from February 1988 until June 1997 when that entity was merged into The Huntington National Bank. Mr. Wobst served as President of the Corporation from February 1981 to October 1984 and from July 1998 to November 1999, and as President of The Huntington National Bank from July 1974 until March 1983 and from March 1984 to September 1986.

  Proposal to Approve the 2001 Stock and Long-term Incentive Plan

           The Corporation's Board of Directors approved the Huntington Bancshares Incorporated 2001 Stock and Long-Term Incentive Plan (the "2001 Plan"), effective February 21, 2001, subject to approval of the Corporation's shareholders. The 2001 Plan provides for the grant of nonqualified stock options, incentive stock options, reload options, long-term performance awards, and restricted stock. The 2001 Plan is being submitted to the Corporation's shareholders for approval in order to comply with the applicable requirements of The Nasdaq Stock Market and to qualify plan awards made to certain officers as deductible for federal income tax purposes. Shareholder approval is also necessary under the federal income tax rules with respect to the qualification of incentive stock options. No awards will be made under the 2001 Plan if shareholder approval is not obtained.

           The 2001 Plan reserves for issuance a total of 12,400,000 shares of the Corporation's Common Stock. No more than 20% of these shares may be used for restricted stock awards and long-term performance awards. No awards may be made on or after February 21, 2011. The shares authorized for issuance under the 2001 Plan and the number of shares subject to any specific award are subject to adjustment for stock dividends, stock splits, spin offs, mergers or other reorganizations as necessary to prevent dilution or enlargement of participants' rights. The shares underlying any awards that lapse for any reason will be available for future grants.

           The 2001 Plan was designed to replace, for future awards, the Corporation's existing 1994 Stock Option Plan which was approved by the Corporation's shareholders in 1997, and the Corporation's existing Long-Term Incentive Compensation Plan which was approved by the Corporation's Shareholders in 1999. Of the shares of Common Stock previously authorized and approved for issuance under the Corporation's 1994 Stock Option Plan, approximately 2,800,000 shares are not subject to outstanding awards and thus remain available for the issuance of stock options; however, if the 2001 Plan is approved by the shareholders, no further grants of stock options will be made under the 1994 Stock Option Plan. The Corporation intends to issue shares under the Long-Term Incentive Compensation Plan for the cycles that have already commenced, namely the 1999 Cycle and the 2000 Cycle, to the extent shares are available under that plan. To the extent sufficient shares are not available under the Long-term Incentive Plan for those cycles, awards will be paid out under the 2001 Plan. The Corporation intends that awards under cycles commencing after the 2000 Cycle will be made out of the 2001 Plan.

  The objectives of the 2001 Plan are to:

•	help optimize the profitability and growth of the Corporation through incentives which are consistent with the Corporation's objectives and which link the interests of the participants to those of the Corporation's stockholders;
•	incent participants to strive for excellence in performance;
•	promote teamwork;
•	provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of participants who make significant contributions to the Corporation's success and creation of shareholder value; and
•	allow participants to share in the success of the Corporation.

           The Compensation and Stock Option Committee of the Board of Directors (the "Committee") will administer the 2001 Plan. It is the intent of the Corporation that the Committee will consist of "outside directors" within the meaning of Section 162 (m) of the Internal Revenue Code (the "Code"). The Committee will select the participants in the plan, determine the sizes and types of awards, and determine the terms and conditions of awards. The Committee is given broad discretion to interpret the 2001 Plan and establish rules for the plan's administration, except as may be limited by law or the Corporation's Charter or Bylaws. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 2001 Plan or any award in order to carry out the plan as intended. To the extent permitted by law, the Committee may delegate its authority under the 2001 Plan.

           Persons eligible to participate in the 2001 Plan are any employee and any non-employee director of the Corporation or its subsidiaries. As of February 27, 2001, the Corporation and its subsidiaries had 10,245 employees and 22 non-employee directors who could be eligible for selection by the Committee to participate in the 2001 Plan.

  Stock Options

           The Committee may grant stock options to participants from time to time upon terms determined by the Committee, subject to the following restrictions and limitations:

•	Options for no more than 4,000,000 shares may be awarded under the 2001 Plan to any single participant over any five-year period.
•	The Committee may not grant an option to a participant if the sum of the number of shares then subject to all options held by such participant plus the shares then owned or deemed to be owned under the Code by such participant would constitute more than 10% of the total combined voting power of all classes of stock of the Corporation.
•	The Committee may not grant incentive stock options to any non-employee director.
•	The Committee may not grant incentive stock options to any employee if the aggregate fair market value of shares underlying all incentive stock options granted under any of the Corporation's plans exercisable for the first time by such employee during any calendar year exceeds $100,000. Any excess will be deemed a non-qualified stock option.
•	The option price for each grant must be at least 100% of the "fair market value" of a share of the Corporation's Common Stock on the date the option is granted. Generally, the fair market value of a share on any given date will be the mean between the highest and lowest selling prices for which a share was sold on The Nasdaq Stock Market on that date.
•	No option may be exercisable on or after the tenth anniversary date of its grant.

           Each stock option agreement will specify the date of grant, the option price, the number of shares to which the option relates, whether the option is intended to be an incentive stock option or a non-qualified stock option, the duration of the option, any time-based vesting restrictions, and any other provision determined by the Committee.

           Upon exercise of an option, the participant must pay the full exercise price:

•	by tendering either, or a combination of, cash and/or previously acquired shares that have been held for six months;
•	as permitted under the Federal Reserve Board's Regulation T; or
•	as otherwise deemed appropriate by the Committee.

  At the discretion of the Committee, options may include a "reload" feature which would grant an additional option to a participant who exercised the original option by tendering previously acquired shares to cover the exercise price. The number of shares underlying the additional option would be equal to the number of shares delivered to exercise the original option. The additional option will have an exercise price equal to the fair market value on the date the reload option is granted and will have the same expiration date as the original option.

           If shares acquired upon exercise of incentive stock options are disposed of by a participant prior to either two years from the date of grant or one year from the date of exercise, or otherwise in a "disqualifying disposition" under the Code, the participant must notify the Corporation in writing and cooperate with respect to tax withholding resulting from such disqualifying disposition.

           The transfer of stock options is limited. In general, no stock option granted under the 2001 Plan may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution. In the case of non-qualified stock options, a limited exception is available which permits a participant to transfer without consideration options covering a minimum of 5,000 shares to a "permissible transferee." A permissible transferee means any member of the immediate family of the participant (including in-laws and adoptive relationships), any trust for the benefit of members of the participant's immediate family, or any partnership whose only partners are members of the participant's immediate family. Any transferred option remains subject to all conditions and restrictions as prior to the transfer.

           Except as otherwise provided in an award agreement or determined by the Committee, upon termination of employment for any reason other than death, retirement, or a change in control, an employee's outstanding options terminate. If an employee dies, his or her options become exercisable in full and may be exercised by the employee's executor or beneficiaries until the earlier of the expiration date of such options or 13 months from the date of the employee's death. In the event an employee retires under one of the Corporation's retirement plans, or is determined to be so retired by the Committee, such employee's outstanding options become exercisable in full, and may be exercised until the expiration date of such options. Each incentive stock option not exercised within three months of an employee's retirement will automatically convert to a non-qualified stock option. In addition, the Committee has the authority to include such other termination provisions in stock option agreements which it deems advisable. These provisions need not be uniform among all employees and may reflect distinctions based upon the reason for termination of employment.

           Outstanding options granted to a non-employee director terminate thirteen months after the date such non-employee director ceases to be a director for any reason other than retirement or a change in control. Upon the retirement of a non-employee director, his or her options become exercisable in full and may be exercised until their expiration date.

  Restricted Stock Awards

           The Committee may from time to time grant shares of restricted stock to participants in the 2001 Plan. Each restricted stock agreement will specify the number of restricted shares granted, the period of restriction, and such other provisions as the Committee may determine, including a stipulated purchase price, restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, a performance cycle, any vesting restrictions following performance objectives, and/or any restrictions under applicable federal or state securities laws.

           Certificates representing shares of restricted stock will be retained in the Corporation's possession until such time as the Committee determines that all conditions and/or restrictions applicable to such shares have been satisfied. At the Committee's discretion, during the period of restriction, participants may exercise full voting rights with respect to the restricted shares and may be credited with regular cash dividends paid on such shares. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of restricted stock, upon such terms as the Committee establishes. Shares of restricted stock shall become freely transferable by the participant after the last day of the applicable period of restriction. The maximum number of shares of restricted stock that may be awarded to any single participant for any calendar year will be $4,000,000 in cash equivalent shares.

  Long-Term Performance Awards

           The Committee may grant long-term performance awards to participants from time to time in the form of shares of Common Stock and/or cash in amounts and upon terms as determined by the Committee. Non-employee directors are not eligible to receive long-term performance awards.

           The Committee will set performance objectives which, depending upon the extent to which they are met, will determine the number of shares and/or value of long-term performance awards that will be paid to a participant. The Committee will establish two-, three-, or four-year performance cycles for each award and may impose other conditions and restrictions, including restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, any vesting restrictions following performance objectives, or any restrictions under applicable federal or state securities laws.

           After the end of a performance cycle, the participant will be entitled to receive any payout earned over the cycle; provided, however, the Committee has the discretion to reduce or eliminate an award that would otherwise be payable. Payment of awards will be made in the form of cash or in shares of Common Stock, or in a combination thereof which have an aggregate fair market value equal to the value of the earned award at the close of the cycle. The Committee may place restrictions on shares of Common Stock awarded. Except in the case of a change in control, a participant must remain employed by the Corporation until the date of payment in order to be entitled to a payout of a long-term performance award unless the Committee, in its discretion, provides for a partial or full payment to a participant who is not employed at the time of payout.

           No long-term performance award under the 2001 Plan for any specified cycle to any single participant may exceed $4,000,000 in cash or its equivalent in shares of Common Stock. Long-term performance awards may not be sold, transferred, pledged, or otherwise alienated, other than by will or the laws of descent and distribution.

  Section 162(m) Deduction Qualifications

           Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Corporation's chief executive officer and to each of the other four most highly compensated executive officers required to be named in the proxy statement. The general rule is that compensation paid to any of these specified executive officers will be deductible by the Corporation only to the extent that it does not exceed $1,000,000 or qualifies as "performance-based" compensation under Code Section 162(m). When Code Section 162(m) is applicable, the Committee will work to structure awards to achieve maximum deductibility absent other overriding strategic objectives.

           Within 90 days of the beginning of each performance cycle, or such earlier or later date as may be permitted by Code Section 162(m), the Committee will designate those participants whose awards under the 2001 Plan will be calculated pursuant to the qualified performance-based compensation provisions of Code Section 162(m) (the "covered employees") and establish the "qualifying performance criteria" applicable to the performance cycle for each covered employee. For purposes of the 2001 Plan, "qualifying performance criteria" shall be any of the following performance criteria:

•	net income;
•	earnings per share;
•	return on equity or return on average equity;
•	return on assets or return on average assets;
•	operating expenses;
•	operating expenses as a percentage of total or net revenues (the "efficiency ratio");
•	total shareholder return;
•	earnings growth; and
•	any other objective criteria established by the Committee and approved by the shareholders.

  The above-mentioned qualifying performance criteria may be established individually, alternatively, or in any combination, and applied to either the Corporation as a whole or to a business unit or subsidiary, individually, alternatively, or in any combination and measured over a period of years, on an absolute basis, or relative to a pre-established target, to a previous years' results, or to a designated comparison group, as designated by the Committee.

           In determining whether a performance goal has been met, the Committee may consider "extraordinary events" (as defined below), if any, which may be excluded or included, whichever will produce the higher award. The performance goals and the determination of results for designated covered employees will be based entirely on the qualifying performance criteria adjusted for extraordinary events. The Committee does, however, have the discretion to reduce or eliminate any award, if appropriate, thereby assuring optimal flexibility within the parameters of Code Section 162(m). Under no circumstances may the Committee increase an award paid to any covered employee. Awards may be paid to covered employees only after the Committee has certified in writing that the performance goals have been met. Extraordinary events are:

•	asset write-downs;
•	litigation or claims, judgements or settlements;
•	the effect of changes in tax law, accounting principles, or other such laws or provisions affecting reported results;
•	accruals for reorganization and restructuring programs;
•	capital gains and losses; and
•	any extraordinary non-recurring items described in Accounting Principles Board Opinion No. 30 or in management's discussion and analysis of financial condition and results of operation appearing or incorporated by reference in the Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the applicable year.

  Change in Control

           Unless otherwise specifically prohibited under applicable law, upon the occurrence of a change in control:

•	All options granted under the 2001 Plan will become immediately exercisable in full.
•	All such options will remain exercisable throughout their term notwithstanding the death, retirement, or termination of employment or directorship of the participant.
•	All restriction periods and restrictions imposed on shares of restricted stock will lapse.
•	All long-term performance awards will be measured as of the date of the change in control and will be paid within thirty days following the change in control in a pro rata amount based upon the actual results and the length of time which has elapsed prior to the change in control.

Generally, a change in control will be deemed to have occurred if:

•	anyone other than a director or officer or an affiliate of a director or officer becomes the beneficial owner of 25% or more of the Corporation's voting power;
•	the current directors of the Corporation, together with all subsequently elected directors whose election or nomination was approved by the current directors, no longer constitute at least a majority of the Corporation's board of directors;
•	the Corporation merges or consolidates with another entity and the shareholders of the Corporation immediately prior to the merger or consolidation hold less than 51% of the combined entity immediately after the merger or consolidation;
•	there is a sale or other disposition of 50% or more of the assets or earning power of the Corporation;
•	the Corporation is liquidated or dissolved; or
•	there is a reorganization, recapitalization, or other transaction which has the same effect as any of the foregoing.

  Federal Income Tax Consequences

           Each type of award under the 2001 Plan has different federal income tax consequences. In addition, a participant may also be subject to foreign, state, and local income or other tax consequences in the jurisdiction in which the participant works and/or resides. Each participant should consult with his or her own personal tax advisor to determine the specific tax consequences of participating in the 2001 Plan.

           The 2001 Plan allows the Committee to grant incentive stock options as well as non-statutory stock options. Generally, no income is recognized when either type of stock option is granted to the participant, but the subsequent tax treatment differs widely. Generally, if a participant exercises a non-statutory stock option, the excess of the fair market value of the shares on the date of exercise over the stock option exercise price is ordinary compensation income to the participant at the time of the exercise. The tax basis for the shares purchased is their fair market value on the date of exercise. Any gain or loss that the participant realizes from a later sale of the shares for an amount in excess of or less than the tax basis of the shares will be taxed as capital gain or loss, respectively. The character of the gain or loss, short-term or long-term, will depend upon how long the participant held the shares since exercise. The Corporation is entitled to a tax deduction equal to the amount of the ordinary income recognized by the participant in connection with the exercise of a non-statutory option.

           Upon exercising an incentive stock option, a participant will generally recognize no ordinary taxable income. The tax basis of the shares acquired will be the exercise price. To receive this favorable treatment, the participant must not dispose of the shares that the participant acquires by exercising an incentive stock option within two years after the date the stock option was granted, nor within one year after the exercise date (the "Holding Periods"). If the participant disposes of the shares before the end of the Holding Periods, the amount of that gain which equals the lesser of:

•	the difference between the fair market value on the exercise date and the stock option exercise price; or
•	the difference between the sale price and the stock option exercise price on the date of sale, will be taxed as ordinary income.

  The balance, if any, will be taxed as short-term or long-term capital gain, depending upon how long the participant held the shares. If the participant meets the Holding Periods, all gain or loss that the participant realizes upon a later sale of the shares for an amount in excess of or less than their tax basis will be taxed as a long-term capital gain or loss. No deduction is available to the Corporation in connection with the exercise of incentive stock options if the Holding Periods are met.

           A participant may exercise a stock option granted under the 2001 Plan as permitted under Federal Reserve Board's Regulation T (a "Reg. T Exercise"). Undertaking a Reg. T Exercise in conjunction with the exercise of an incentive stock option results in a disposition of those shares before the end of the Holding Periods and causes the participant to recognize ordinary income for those incentive stock option shares that are sold to effect the Reg. T Exercise.

           When an option holder uses previously-owned shares ("Old Shares") to purchase shares ("New Shares") upon the exercise of an incentive stock option or non-statutory stock option, the participant recognizes no gain or loss if the total value of the Old Shares surrendered is not more than the total value of all of the New Shares received.

           If, as would almost always be the case, the value of the New Shares exceeds the value of the Old Shares, the excess amount is not regular taxable income to the option holder if:

•	the stock option exercised is an incentive stock option; and
•	the option holder meets the Holding Periods discussed above for the Old Shares at the time of exercise.

           In this situation, the New Shares would also be subject to the Holding Periods discussed above. If the stock option exercised is a non-statutory stock option, the excess amount is taxable as ordinary income.

           In general, the excess of the fair market value of the underlying shares of the restricted stock award over the amount paid for the restricted stock award will be taxed as ordinary income to the participant in the first taxable year in which the underlying shares of common stock are not subject to vesting or similar types of forfeiture restrictions. Alternatively, with respect to a participant who files a timely election under the Code, such excess will instead be taxed as ordinary income upon the effectiveness of the grant of such restricted stock award notwithstanding any vesting or similar types of forfeiture restrictions. The income realized by the participant is generally treated as wages and will be subject to withholding taxes even though no cash is paid to the participant by the Corporation. In general, the Corporation is entitled to a deduction equal to the ordinary income recognized by the participant.

           The grant of a long-term performance award will generally not result in income for the participant or in a deduction for the Corporation. Upon the receipt of cash and/or shares of Common Stock under a long-term performance award, the participant will recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock plus any cash received. Income and withholding taxes will be required. In general, the Corporation is entitled to a deduction equal to the ordinary income recognized by the participant.

  Other Provisions

           Nothing in the 2001 Plan limits the Corporation's right to terminate any participant's employment at any time, with or without cause, nor confers upon any participant any right to continued employment with the Corporation. The plan does not give any participant any interest, lien or claim against any specific asset of the Corporation, and thus, the participant will have only the rights of a general unsecured creditor of the Corporation. The Corporation has the right to deduct or withhold, or require the participant to remit an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required to be withheld with respect to any taxable event arising under the 2001 Plan. At the Committee's discretion, the participant may elect to have the Corporation withhold shares having a fair market value equal to the minimum statutory federal, state and local tax rates. Alternatively, at the Committee's discretion, the participant may deliver shares that have been held at least six months to satisfy the tax withholding obligation related to the transaction. If permitted by the Committee, participants may name beneficiaries to receive his or her benefits under the 2001 Plan in case the participant dies before he or she receives such benefit.

           The Committee may permit or require a participant to defer receipt of an award which would otherwise be due the participant. In that event, the Committee may establish procedures for payment of such deferred awards, including the payment of interest or dividend equivalents. Except following a change in control, in the event the Committee determines that a participant has committed a serious breach of conduct or has solicited or taken away customers or potential customers with whom the participant had contact during the participant's employment with the Corporation, the Committee may terminate any outstanding award, in whole or in part, whether or not yet vested. In addition, if such conduct or activity occurs within one year following the exercise or payment of an award, the Committee may require the participant or former participant to repay to the Corporation any gain realized or payment received upon exercise or payment of such award.

           Except in the case of a change in control or where shareholder approval is required, the Committee or the Board of Directors shall have the authority to alter, suspend, or terminate the plan in whole or in part at any time. Shareholder approval is required to change the stated maximum limits on shares and cash awards, change the minimum exercise price of an option, change the eligible participants, or reprice or alter the exercise price of stock options.

           It is not possible to state in advance the exact number, types, or values of awards that may be made or the identity of the employees and directors who may receive awards under the 2001 Plan. It is also not possible to determine the awards that might have been paid in 2000 if the 2001 Plan had then been in effect. Any actual awards, however, which are made to the Corporation's named executive officers and directors will be reported as required in the Corporation's future proxy statements.

           The Corporation believes that its incentive compensation plans have made a significant contribution to the success of the Corporation in attracting and retaining key employees and directors. Accordingly, the Board of Directors recommends that the shareholders vote FOR approval of the 2001 Plan.

  Proposal to Ratify the Appointment of Independent Auditors

           The Board of Directors has selected Ernst & Young LLP, independent auditors, as auditors for the Corporation for the year 2001. Although not required, the Board of Directors is submitting its selection to the shareholders of the Corporation for ratification. Ernst & Young LLP has served as the independent auditor for the Corporation since its inception in 1966. The Board of Directors believes that the reappointment of Ernst & Young LLP for the year 2001 is appropriate because of the firm's reputation, qualifications, and experience. Representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Board of Directors will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the shareholders.

  Audit Fees

           The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal year ended December 31, 2000, and the review of the financial statements included in the Corporation's Forms 10-Q for the fiscal year 2000 were $776,000.00

  All Other Fees

           The aggregate fees billed by Ernst & Young LLP for services rendered for the Corporation, other than the services described under " Audit Fees", for the fiscal year ended December 31, 2000, were $877,051.00, including audit related fees of $439,448.00. Audit related fees generally include fees for assurance services as comfort letters and consents and review of registration statements. None of these fees were for financial information systems design and implementation.

           The Audit Committee has considered whether the provision of services by Ernst & Young LLP, other than services described under "Audit Fees", is compatible with maintaining Ernst & Young LLP's independence.

            The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Ernst & Young LLP.

  Shareholder Proposal

                      The following proposal was submitted by the shareholders specified below and is expected to be presented at the Annual Meeting.

    "Please be advised that M.S.R., a Family Limited Partnership, 11421 Old Harbour Rd., North Palm Beach, FL 33408, owner of 1,700,000 shares of common stock and Mr. Morris Fenkell, Trustee of the Morris Fenkell Revocable Living Trust, DTD 03-24-1982, 4822 N. 65th St., Scottsdale, AZ 85251, private investor, owner of 1,200,000 shares of common stock and represents a further family interest of 300,000 shares of common stock and Mr. Joseph M. Jacobson and Mrs. Nancy Jacobson, 280 North Old Woodward Avenue, Suite 217, Birmingham, MI 48009, owners of 283,515 shares of common stock and Mr. Gerry M. Salkwoski, Trustee under the Gerry M. Salkowski Living Trust, DTD 12-22-1994, 17084 S.E. 57th Street, Bellevue, WA 98006, private investor, owner of 475,000 shares of common stock and Mr. Stanley L. Vigran, 503 Bank One Bldg., 10 North 7th St., Richmond, IN 47374, owner of 17,160 shares of common stock and represents a further family interest of 189,539 shares of common stock, intends to introduce the following resolution at the annual meeting:

    Resolved:

    That the stockholders of Huntington Bancshares Incorporated, assembled at the annual meeting in person and by proxy, hereby request that the Board of Directors immediately engage the services of an Investment Banking firm to evaluate alternatives that could enhance shareholder value including but not limited to a merger or outright sale of Huntington Bancshares Incorporated.

    You are urged to vote "FOR" this proposal for the following reasons:

•	Existing management appears unable to generate consistent sustainable earnings or revenue momentum.
•	Special or non-recurring pre-tax charges are being recorded with disturbing regularity.
•	During 1998, management began restructuring initiatives that eliminated approximately 1,000 positions throughout the company. In our opinion, execution of the restructuring has led to excessive employee turnover and a loss of valued customers. We think that management's anticipated $125 million in "sustainable" annual pretax profit improvements will not materialize as the bank will find it necessary to replace many terminated employees to maintain customer satisfaction.
•	The company's steadily declining net interest margin represents not only a failure in effective asset/liability management but is probably an indication of Huntington's general weakness as a competitor in the marketplace; Core deposits appear to be barely growing. We believe that the Huntington franchise is in decline and is unlikely to get stronger without a strategic alliance, i.e., a merger or outright sale to another larger financial institution with stronger management, solid financial resources and a better track record of serving the community."

  Statement in Opposition

                      The Board of Directors recommends a vote AGAINST this proposal. The Board believes that the proposal seeks a short-sighted solution for a depressed stock price and recent earnings pressure experienced by the Corporation, and does not take into account the Corporation's strategy for long-term growth and value.

                      In the opinion of the Board of Directors, a sale of the Corporation in the current market would not reflect the Corporation's true worth. Further, the Board believes that an announcement that the Corporation is "for sale" would create immediate uncertainty among its employees and customers and lead to a deterioration in the value of the Corporation's business.

                      Prior to 2000, the Corporation showed strong financial performance. Specifically, net income, which takes into account all special charges, was $292,663,000 in 1997, increasing to $301,768,000 in 1998, and further increasing to $422,074,000 in 1999, representing a 40% improvement over 1998. The Corporation's financial performance in 2000, however, was disappointing. Net income was adversely affected by a variety of factors both internal and external, including significant pressure on net interest margin and a softening in the mortgage refinancing and used car markets.

                      Following an evaluation of both the Corporation's performance in 2000 and its strategic direction, the Board announced the election of Thomas E. Hoaglin as President and Chief Executive Officer for both Huntington Bancshares Incorporated and The Huntington National Bank, effective February 15, 2001. Mr. Hoaglin is a seasoned banking executive with a proven track record. He is familiar with the Corporation's markets and much of its customer base. His primary focus is on profitable revenue growth, while controlling non-interest expenses and maintaining strong credit quality. The Board expects that Mr. Hoaglin will have a significant, positive impact on the Corporation's future performance.

           Mr. Hoaglin's election is only one in a series of recent actions taken by the Board of Directors and management to enhance the long-term value of the Corporation. Since mid-1999, the Corporation has shifted from a regional focus to a line of business focus in order to accelerate revenue growth in the Corporation's core businesses, completed two strategic acquisitions, and added several other key executives to strengthen the management team.

           It is the opinion of the Board of Directors that the Corporation will be best able to enhance shareholder value by focusing on improved corporate performance under the leadership of Mr. Hoaglin rather than pursuing the actions recommended by the shareholder proposal.

           For these reasons, the Board of Directors urges shareholders to vote AGAINST the Shareholder Proposal.

  Section 16(a) Beneficial Ownership Reporting Compliance

           Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors, and persons who are beneficial owners of more than ten percent of the Corporation's Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, and on written representations from reporting persons concerning the necessity of filing a Form 5-Annual Statement of Changes in Beneficial Ownership, the Corporation believes that, during 2000, all filing requirements applicable for reporting persons were met, except that one report reflecting one transaction by Mr. Skestos' spouse was filed late.

  Proposals by Shareholders for 2002 Annual Meeting

           If any shareholder of the Corporation wishes to submit a proposal for inclusion in next year's proxy statement and form of proxy, the proposal must be received by the Secretary of the Corporation at the principal executive offices of the Corporation, Huntington Center, 41 South High Street, Columbus, Ohio 43287, prior to the close of business on November 9, 2001. A shareholder proposal received after November 9, 2001, but on or before January 23, 2002, will not be included in the proxy materials, but may be presented at the 2002 Annual Meeting. If the Corporation receives notice of a shareholder proposal after January 23, 2002, the persons named as proxies for the 2002 Annual Meeting of Shareholders will have discretionary voting authority to vote on such proposal at the meeting.

           In addition, the Corporation's Bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors, and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who wishes to nominate a candidate for election as a director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of the Corporation at the principal executive offices of the Corporation.

  Other Matters

           As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, a properly submitted proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their best judgment.

           The Financial Supplement attached to this Proxy Statement contains information relating to the Corporation's financial results for the fiscal year ended December 31, 2000, including the Corporation's consolidated financial statements, accompanying notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations. The Corporation's 2000 Annual Report was furnished to shareholders concurrently with the mailing of this proxy material. The Corporation's Form 10-K for 2000 and additional copies of the 2000 Annual Report will be furnished, without charge, to shareholders of the Corporation upon written request to Investor Relations, Huntington Bancshares Incorporated, Huntington Center, Columbus, Ohio 43287.

           If you are an employee of the Corporation or its affiliated entities and are receiving this Proxy Statement as a result of your participation in the Huntington Investment and Tax Savings Plan, a proxy card has not been included. Instead, an instruction card, similar to a proxy card, has been provided so that you may instruct the trustee how to vote your shares held under this plan.

  Appendix I

  HUNTINGTON BANCSHARES INCORPORATED
  AUDIT COMMITTEE CHARTER

  Organization

  This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom is independent. Members of the committee shall be considered independent if, in the opinion of the Board of Directors, they have no relationship that may materially interfere with the exercise of their independent judgment in carrying out the responsibilities of a director, as further set forth in the applicable rules. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have finance, accounting or related financial management experience or background, as required by the applicable rules.

  Statement Of Policy

  The audit committee shall provide assistance to the Board of Directors in overseeing the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. The committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

  Responsibilities And Processes

  The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

  The following shall be the principal recurring processes of the audit committee in carrying out the oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement or alter them as appropriate.

  •      The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the audit committee, as representatives of the Company's shareholders. The committee shall have the authority and responsibility to evaluate and, where appropriate, recommend to the Board the replacement of the independent auditors. The committee shall ensure that it has received, and shall discuss with the independent auditors their independence from management and the Company and the matters included in, the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' ratification.

  •     The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

  •     The committee shall review the interim financial statements prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  •     The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

  Dated: April 20, 2000

  HUNTINGTON BANCSHARES INCORPORATED
  2001 STOCK AND LONG-TERM INCENTIVE PLAN

  ARTICLE 1. ESTABLISHMENT, EFFECTIVE DATE, AND TERM

  1.1      ESTABLISHMENT OF THE PLAN. Huntington Bancshares Incorporated, a Maryland corporation (hereinafter referred to as the "Corporation"), has established a long-term incentive compensation plan to be known as the "Huntington Bancshares Incorporated 2001 Stock and Long-Term Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Reload Options, Restricted Stock and Long-Term Performance Awards.

  The Plan shall become effective as of February 21, 2001 (the "Effective Date"), subject to approval by the Corporation's stockholders at the April 19, 2001 Annual Meeting. The Plan shall remain in effect as provided in Article 1.3 hereof.

  1.2      OBJECTIVES OF THE PLAN. The objectives of the Plan are to help optimize the profitability and growth of the Corporation through incentives which are consistent with the Corporation's objectives and which link the interests of Participants to those of the Corporation's stockholders; to induce Participants to strive for the highest level of performance; and to promote teamwork among Participants.

  The Plan is further intended to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Corporation's success and the creation of shareholder value and to allow Participants to share in the success of the Corporation.

  1.3      DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Article 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors ("Board"), or a Committee delegated by the Board, to amend or terminate the Plan at any time pursuant to Article 14 hereof. However, in no event may an Award be granted under the Plan on or after February 21, 2011.

  ARTICLE 2. DEFINITIONS

  Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

  2.1      "AWARD" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Reload Options, Restricted Stock, or a Long-Term Performance Award.

  2.2      "AWARD AGREEMENT" means an agreement entered into by the Corporation and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

  2.3      "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

  2.4      "BOARD" OR "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

  2.5      "CHANGE IN CONTROL" means any of the following occurs:

            (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect as of the date of this Agreement), other than the Corporation or any "person" who as of the Effective Date is a director or officer of the Corporation or whose shares of Common Stock of the Corporation are treated as "beneficially owned" (as such term is used in Rule 13d-3 of the Exchange Act as in effect as of the Effective Date) by any such director or officer, becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities;

             (b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

             (c) A merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 51% or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

             (d) A sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Corporation on a consolidated basis;

            (e) A liquidation or dissolution of the Corporation;

            (f) A reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or

            (g) A transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

  2.6       "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

  2.7       "COMMITTEE" means the Compensation and Stock Option Committee of the Board, as specified in Article 3 herein, or such other committee appointed by the Board to administer the Plan with respect to grants of Awards.

  2.8       "CORPORATION" means Huntington Bancshares Incorporated, a Maryland corporation, together with any and all Subsidiaries, and any successor thereto as provided in Article 18 herein.

  2.9       "COVERED EMPLOYEE" means a Participant whom the Committee designates, for each Performance Cycle, in order to meet the Performance-Based Exception.

  2.10    "DIRECTOR" means any individual who is a member of the Board of Directors of the Corporation.

  2.11    "EFFECTIVE DATE" shall have the meaning ascribed to such term in Article 1.1 hereof.

  2.12    "EMPLOYEE" means any employee of the Corporation. Directors who are not employed by the Corporation shall not be considered Employees under this Plan.

  2.13    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

  2.14    "EXTRAORDINARY EVENTS" shall mean (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) capital gains and losses, and (vi) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operation appearing or incorporated by reference in the Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the applicable year.

  2.15    "FAIR MARKET VALUE" shall be, on any given date, the mean between the highest and lowest selling prices at which the Shares were sold on the NASDAQ National Market or such other established securities market on which the Shares are traded or, if there were no reported sales of Shares on such date, then the business day immediately preceding such date. In any other situation not covered by the foregoing, "fair market value" shall be determined in good faith by the Committee, using principles consistent with the intent and purpose of Code Section 422 and the regulations issued pursuant thereto.

  2.16    "INCENTIVE STOCK OPTION" OR "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

  2.17    "IMMEDIATE FAMILY" means, with respect to a particular Participant, such Participant's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

  2.18    "INSIDER" shall mean any person subject to the reporting requirements of Section 16 of the Exchange Act.

  2.19    "LONG-TERM PERFORMANCE AWARD" means an Award granted to a Participant pursuant to Article 8 herein.

  2.20    "NONEMPLOYEE DIRECTOR" means an individual who is a member of the Board of Directors of the Corporation but who is not an Employee of the Corporation.

  2.21    "NONQUALIFIED STOCK OPTION" OR "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

  2.22    "OPTION" means an Incentive Stock Option, a Nonqualified Stock Option, or a Reload Option granted to a Participant pursuant to Article 6 herein.

  2.23    "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

  2.24    "PARTICIPANT" means an Employee or Nonemployee Director who has an outstanding Award granted under the Plan. Except for an Option Award and Restricted Stock Award, the term "Participant" shall not include a Nonemployee Director.

  2.25    "PERFORMANCE-BASED EXCEPTION" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

  2.26    "PERFORMANCE CYCLE" shall mean the two, three, or four calendar year period designated by the Committee during which the performance objectives or goals must be met.

  2.27    "PERMISSIBLE TRANSFEREE" means any member of the Immediate Family of the Participant, any trust solely for the benefit of members of the Participant's Immediate Family, or any partnership whose only partners are members of the Participant's Immediate Family.

  2.28    "PERIOD OF RESTRICTION" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

  2.29    "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as described in Section 13(d) thereof.

  2.30    "QUALIFYING PERFORMANCE CRITERIA" shall mean any one or more of the following performance criteria (either individually, alternatively, or in any combination, applied to either the Corporation as a whole or to a business unit or subsidiary, individually, alternatively, or in any combination and measured over a period of years, on an absolute basis, or relative to a pre-established target, to previous years' results, or to a designated comparison group, in each case as specified by the Committee): (a) net income, (b) earnings per share, (c) return on equity or return on average equity ("ROAE"), (d) return on assets or return on average assets, (e) operating expenses, (f) operating expenses as a percentage of total or net revenues (known as the "efficiency ratio"), (g) total shareholder return, (h) earnings growth, and (i) any other objective criteria established by the Committee and approved by the shareholders of the Corporation prior to the payment of any Award based on the criteria established in this subsection (i). In all cases, such amounts will be on either a reported basis or adjusted to exclude the impact of intangible assets and related amortization expense (referred to as "cash basis" or "tangible" results) whichever will produce the higher Award.

  2.31    "RELOAD OPTION" means an Award granted to a Participant pursuant to Article 6.11 herein.

  2.32    "RESTRICTED STOCK" means an Award granted to a Participant pursuant to Article 7 herein.

  2.33    "RETIREMENT" shall mean, in the case of an Employee, the retirement from the employ of the Corporation under one or more of the retirement plans of the Corporation, or as otherwise specified by the Committee and, in the case of a Nonemployee Director, shall mean the retirement from the Board at any time after the Nonemployee Director attains age 70 and has served at least 5 years as a Director.

  2.34    "SHARES" means the shares of common stock of the Corporation.

  2.35    "SUBSIDIARY or "SUBSIDIARIES" means any corporation or other entity whose financial statements are consolidated with the Corporation.

  ARTICLE 3. ADMINISTRATION

  3.1      THE COMMITTEE. The Plan shall be administered by the Committee, which Committee shall satisfy the "outside director" rules of Code Section 162(m). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

  3.2      AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Charter or Bylaws of the Corporation, and subject to the provisions herein, the Committee shall have full power to select the Participants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Participants; establish, amend, or waive rules and regulations for the Plan's administration as they apply to Participants; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

  3.3     DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Corporation, its stockholders, Employees, Participants, and their estates and beneficiaries.

  ARTICLE 4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

  4.1      NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Article 4.3 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be twelve million, four-hundred thousand (12,400,000) Shares.

  The following rules shall apply to grants of Awards under the Plan:

           (a) The maximum aggregate number of Shares which may be subject to option by one or more option Awards to a single Participant pursuant to Article 6 shall be four million (4,000,000) Shares over any five (5) year period.

           (b) The maximum aggregate cash payout that may be paid out in any specified Performance Cycle pursuant to any Long-Term Performance Award to any single Participant pursuant to Article 8 shall be four million dollars ($4,000,000).

           (c) The maximum aggregate cash equivalent value of Shares that may be granted, paid out, or that may vest, as applicable, pursuant to any Long-Term Performance Award in any specified Performance Cycle to any single Participant pursuant to Article 8 shall be four million dollars ($4,000,000) in cash equivalent Shares.

           (d) Notwithstanding any provision in this Plan to the contrary, the maximum number of Shares of Restricted Stock that may be awarded to any single Participant for any calendar year shall be four million dollars ($4,000,000) in cash equivalent Shares.

           (e) The maximum aggregate (1) Shares of Restricted Stock awarded pursuant to Article 7 and (2) Long-Term Performance Award Shares awarded pursuant to Article 8 shall not exceed 20% of the 12,400,000 Shares authorized for issuance pursuant to this Article 4.1, subject to adjustment under Article 4.3, over the term of the Plan.

  4.2      LAPSED AWARDS. If any Award granted under this Plan terminates, expires, or lapses for any reason, any Shares subject to such Award shall again be available for a grant of an Award under the Plan.

  4.3      ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in the number of outstanding Shares through the declaration and payment of a stock dividend or stock split, spin off, merger, or other reorganization, or through any recapitalization resulting in the combination or exchange of Shares in which the Corporation does not receive any consideration, a corresponding adjustment shall be made in the number of Shares which may be delivered under Article 4.1, in the number and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in subsections 4.1(a), 4.1(b) and 4.1(c); provided, however, that the number of Shares subject to any Award shall always be a whole number (by rounding down); provided, further, that the Committee shall, in its sole discretion, make any further adjustments as are necessary to prevent dilution or enlargement of rights.

  ARTICLE 5. ELIGIBILITY AND PARTICIPATION

  5.1      ELIGIBILITY. Persons eligible to participate in this Plan include any Employee and Nonemployee Director of the Corporation, including any Employee who is a member of the Board.

  5.2      ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Nonemployee Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award. As permitted by law, the Committee may delegate such authority.

  ARTICLE 6. STOCK OPTIONS

  6.1      GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

  No option shall be granted to any Employee or Nonemployee Director if, upon the granting of such option, the number of Shares then subject to all Options to purchase held by the Employee or Nonemployee Director, as the case may be, plus the shares then owned by such Employee or Nonemployee Director, would constitute more than 10% of the total combined voting power of all classes of stock of the Corporation. For the purpose of the preceding sentence, an Employee or a Nonemployee Director shall be deemed to own all shares which are attributable to him or her under Section 424(d) of the Code, including, without limiting the generality of the foregoing, shares owned by his or her brothers, sisters, spouse, ancestors, and lineal descendants.

  The Committee may not grant ISOs under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the date of grant) of Shares with respect to which ISOs (under this and any other Plan of the Corporation) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. Any excess shall be deemed a NQSO. No ISO shall be granted to a Nonemployee Director.

  If Shares acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two years from the date of grant of such Incentive Stock Option or one year from the transfer of Shares to such Participant pursuant to the exercise of such Incentive Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Corporation in writing of the date and terms of such disposition and shall cooperate with the Corporation with respect to any tax withholding required or resulting from such disqualifying dispositions. A disqualifying disposition by a Participant shall not affect the status of any other Incentive Stock Option granted under the Plan as an Incentive Stock Option.

  6.2      AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the date of grant, time-based vesting restrictions, if any, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

  6.3     OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be determined by the Committee but shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

  6.4      DURATION OF OPTIONS. Each Option granted to an Employee or Nonemployee Director shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable on or later than the tenth (10th) anniversary date of its grant.

  6.5      EXERCISE OF OPTIONS. Except as otherwise provided in this Plan, Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine, which need not be the same for each grant or for each Participant.

  6.6      PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of irrevocable instructions, to the Corporation, setting forth the number of Shares with respect to which the Option is to be exercised. The Option Price upon exercise of any Option shall be payable to the Corporation in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares, including by attestation, having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender); (c) by a combination of (a) and (b); (d) as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or (e) by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

  6.7      RESTRICTIONS ON SHARE TRANSFERABILITY. In addition to the foregoing, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

  6.8      EXERCISE UPON TERMINATION OF EMPLOYMENT. Except as otherwise provided in this Plan or as otherwise provided in the Award Agreement or by the Committee, in the event that the employment of a Participant is terminated for any reason other than death or Retirement, the rights under each then-outstanding Option granted pursuant to the Plan shall terminate upon the termination of employment. In the event that the employment of a Participant is terminated by reason of death, all such Participant's Options shall become exercisable in full, and the executor or administrator of such Participant's estate or a person or persons who have acquired the Option directly from such Participant by bequest or inheritance shall have until the expiration date of such Option or 13 months after such date of termination of employment, whichever first occurs, to exercise any Options. In the event that the employment of a Participant is terminated by reason of Retirement, all such Participant's Options shall become exercisable in full, and such Participant may exercise such Option until the expiration date of such Option. Notwithstanding any provision to the contrary, in the event of the Retirement of a Participant, each then-outstanding ISO not exercised within 3 months of termination of employment shall automatically convert to an NQSO. In addition to the foregoing, the Committee may include such provisions in the Award Agreement entered into with each Participant as it deems advisable (which may be more restrictive than described above), which provisions need not be uniform among all Options issued pursuant to this Article 6, and which may reflect distinctions based on the reasons for termination of employment.

  6.9      EXERCISE UPON TERMINATION OF DIRECTORSHIP. Except as otherwise provided in this Plan, if a Participant's status as a Nonemployee Director ceases for any reason other than Retirement, any NQSO granted to such Nonemployee Director under the Plan shall terminate thirteen (13) months after the termination of such Participant as a Nonemployee Director; provided, however, that no Option shall be exercisable after its expiration date. If a Nonemployee Director ceases service as a Director by reason of Retirement, then all such Nonemployee Director's Options shall become exercisable in full, and such Participant may exercise such Options until their expiration date.

  6.10    NONTRANSFERABILITY OF OPTIONS.

           (a) INCENTIVE STOCK OPTIONS. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

           (b) NONQUALIFIED STOCK OPTIONS. No NQSO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution, except that any NQSO (i) may be transferred by a Participant without consideration to Permissible Transferees, but such transferees may not transfer such NQSO's to third parties except by will or the laws of descent and distribution and then only to a Permissible Transferee, and (ii) shall be subject to all other conditions and restrictions applicable to Options granted under the Plan prior to such transfer. Any transfer to a Permissible Transferee shall consist of Options covering a minimum of five thousand (5000) Option Shares.

  6.11    RELOAD OPTIONS. At the discretion of the Committee, Options granted under the Plan may include a "reload" feature pursuant to which an optionee exercising an Option by the delivery of a number of shares of Stock in accordance with Article 6.6 hereof, would be granted an additional Option (with an exercise price equal to the Fair Market Value of the Shares on the date the additional Option is granted and with an expiration date equivalent to the expiration date of the original Option) to purchase that number of Shares equal to the number of already-owned Shares delivered to exercise the original Option. No Reload Options may be granted to a Participant with respect to Shares delivered to satisfy tax withholding obligations as described in Article 15.2.

  ARTICLE 7. RESTRICTED STOCK

  7.1      GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

  7.2      RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

  7.3      OTHER RESTRICTIONS. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Corporation-wide, business unit, and/or individual), Qualifying Performance Criteria, a Performance Cycle, time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable Federal or state securities laws.

  The Corporation shall retain the certificates representing Shares of Restricted Stock in the Corporation's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

  Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

  7.4      VOTING RIGHTS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may, at the discretion of the Committee, exercise full voting rights with respect to those Shares.

  7.5      DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may, at the discretion of the Committee, be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of Restricted Stock, upon such terms as the Committee establishes.

  The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception. Shares of Restricted Stock shall be subject to adjustment as provided in Article 4.3.

  ARTICLE 8. LONG-TERM PERFORMANCE AWARDS

  8.1      GRANT OF LONG-TERM PERFORMANCE AWARDS. Subject to the terms of the Plan, Awards of Shares and cash may be granted to Employees in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

  8.2      TERMS OF LONG-TERM PERFORMANCE AWARDS. The Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number of Shares and/or value of Long-Term Performance Awards that will be paid out to the Employee. The Committee shall establish the Performance Cycle for each Long-Term Performance Award and shall impose such other conditions and/or restrictions on any Long-Term Performance Awards granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Corporation-wide, business unit, and/or individual), Qualifying Performance Criteria, time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable Federal or state securities laws.

  8.3      EARNING OF LONG-TERM PERFORMANCE AWARDS. Subject to the terms of this Plan and Article 8.5, after the applicable Performance Cycle has ended, the Employee shall be entitled to receive a payout on the number of Shares and/or cash earned by the Employee over the applicable Performance Cycle. Notwithstanding the attainment of specific performance goals, the Committee has the discretion to reduce or eliminate an Award that would otherwise be payable based on its evaluation of Extraordinary Events and other factors.

  8.4      FORM AND TIMING OF PAYMENT OF LONG-TERM PERFORMANCE AWARDS. Payment of earned Long-Term Performance Awards shall be made as soon as practical following the close of the applicable Performance Cycle in a manner designated by the Committee, in its sole discretion. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Long-Term Performance Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Long-Term Performance Awards at the close of the applicable Performance Cycle. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

  8.5      REQUIREMENT OF EMPLOYMENT. Except as otherwise provided in this Plan and as specified in Article 13, an Employee must remain in the employment of the Corporation until the payment of a Long-Term Performance Award in order to be entitled to payment; provided, however, that the Committee may, in its sole discretion, provide for a partial or full payment in the event the Employee is not so employed.

  8.6      NONTRANSFERABILITY. A Long-Term Performance Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

  ARTICLE 9. SECTION 162(M) DEDUCTION QUALIFICATIONS

  9.1      AWARDS FOR COVERED EMPLOYEES. Except as otherwise provided herein, all Awards to Covered Employees shall be made in a manner that allows for the full deductibility of the Award by the Corporation under Section 162(m) of the Code. All Awards for designated Covered Employees shall comply with the provisions of this Article 9.

  9.2      DESIGNATION OF COVERED EMPLOYEES. For each Performance Cycle, the Committee will designate which Participants are Covered Employees within 90 days of the beginning of the Performance Cycle (or such earlier or later date as is permitted or required by Code Section 162(m)).

  9.3      ESTABLISHMENT OF QUALIFYING PERFORMANCE CRITERIA AND AWARDS FOR COVERED EMPLOYEES. Within 90 days of the beginning of a Performance Cycle (or such earlier or later date as is permitted or required by Code Section 162(m)), the Committee shall, in its sole discretion, for each such Performance Cycle, determine and establish in writing one or more Qualifying Performance Criteria applicable to the Performance Cycle for each Covered Employee. The Committee may establish any number of Performance Cycles, Qualifying Performance Criteria and Awards for any Covered Employee running concurrently, in whole or in part, provided, that in so doing the Committee does not jeopardize the Corporation's deduction for such Awards under Section 162(m) of the Code. The Committee may select different Qualifying Performance Criteria and Awards for different Covered Employees.

  9.4      CERTIFICATION OF ACHIEVEMENT OF QUALIFYING PERFORMANCE CRITERIA AND AMOUNT OF AWARDS. After the end of each Performance Cycle, or such earlier date if the Qualifying Performance Criteria are achieved (and such date otherwise complies with Code Section 162(m)), the Committee shall certify in writing, prior to the payment of any Award to a Covered Employee, that the performance goal based on the Qualifying Performance Criteria for the Performance Cycle and all other material terms of the Plan were satisfied. Extraordinary Events shall either be excluded or included in determining the extent to which the corresponding performance goal has been achieved, whichever will produce the higher Award. The Committee has the discretion to reduce or eliminate an Award that would otherwise be paid to any Participant, including any Covered Employee, based on the Committee's evaluation of Extraordinary Events or other factors. With respect to Covered Employees, the Committee may not, under any circumstances, increase an Award.

  9.5      TAX AND SECURITY LAWS. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have the sole discretion to make such changes without obtaining shareholder-approval.

  9.6      COMPLIANCE WITH CODE SECTION 162(m). At all times when Code Section 162(m) is applicable, all Awards granted to a Covered Employee under this Plan shall comply with the Performance-Based Exception requirements of Code Section 162(m); unless the Committee determines that such compliance is not desired with respect to any specified Award or Awards. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 9, make any adjustments it deems appropriate.

  ARTICLE 10. BENEFICIARY DESIGNATION

  If permitted by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when filed by the Participant in writing with the Corporation during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

  ARTICLE 11. DEFERRALS

  The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the (1) exercise of an Option, (2) the lapse or waiver of restrictions with respect to Restricted Stock, or (3) the satisfaction of any requirements or objectives with respect to Long-Term Performance Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment of deferrals including the crediting of interest or dividend equivalents.

  ARTICLE 12. RIGHTS OF EMPLOYEES

  12.1      EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Participant's employment at any time, with or without cause, nor confer upon any Participant any right to continue in the employ of the Corporation.

  12.2      PARTICIPATION. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

  ARTICLE 13. CHANGE IN CONTROL

  13.1      TREATMENT OF AWARDS. Notwithstanding any provision in this Plan to the contrary, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

  (a) Any and all Options granted hereunder shall become immediately exercisable in full, and all such Options shall remain exercisable throughout their entire term notwithstanding the death, Retirement or termination of employment or directorship of the Participant;

  (b) Any restriction periods and restrictions imposed on Shares of Restricted Stock shall lapse; and

  (c) All Long-Term Performance Awards shall be measured as of the effective date of the Change in Control, and shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control, in a pro rata amount based upon (i) the actual results measured as of the effective date of the Change in Control, and (ii) the length of time within the Performance Cycle which has elapsed prior to the Change in Control.

  13.2      TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE-IN-CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards.

  ARTICLE 14. AMENDMENT, MODIFICATION, AND TERMINATION

  14.1      AMENDMENT, MODIFICATION, AND TERMINATION. Subject to Article 13.2 herein, the Board or Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part.

  Notwithstanding the above, the Committee shall not have the authority to, without shareholder approval, (1) change the limits set forth in Article 4.1, (2) change the minimum exercise price of an Option, (3) change eligible Participants to receive Awards, or (4) reprice or alter the exercise price of Options.

  ARTICLE 15. WITHHOLDING

  15.1      TAX WITHHOLDING. The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

  15.2      SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect to satisfy the Federal, state, and local tax withholding requirement, in whole or in part, by (i) having the Corporation withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory tax withholding rate which could be withheld on the transaction or (ii) the delivery of Shares that have been held for a minimum of six months to the Corporation (including attestation) having a Fair Market Value equal to the amount of the tax withholding obligations related to the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Delivery or withholding of fractional Shares shall not be permitted.

  ARTICLE 16. FORFEITURE

  Except on or after a Change in Control, and notwithstanding any other provisions in the Plan or in any Award Agreement to the contrary, in the event of a serious breach of conduct by a Participant or former Participant (including, without limitation, any conduct prejudicial to or in conflict with the Corporation), or any activity of a Participant or former Participant in which the Participant or former Participant solicits or takes away customers or potential customers with whom the Participant or former Participant had contact with or responsibility for during the Participant's or former Participant's employment with the Corporation, the Committee may (a) terminate any outstanding Award granted to the Participant, in whole or in part, whether or not vested, and/or (b) if such conduct or activity occurs within one year following the exercise or payment of an Award, require the Participant or former Participant to repay the Corporation any gain realized or payment received upon the exercise or payment of such Award (with such gain or repayment valued as of the date of exercise or payment). Such termination or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Shares or cash or a combination thereof (based upon the Fair Market Value of the Shares on the day prior to the repayment) and the Committee may provide for an offset of any future payments owed by the Corporation to such person if necessary to satisfy the repayment obligation. The determination of whether any Participant or former Participant has engaged in a serious breach of conduct or any prohibited solicitation shall be determined by the Committee in good faith and in its sole discretion.

  ARTICLE 17. INDEMNIFICATION

  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Corporation's approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Corporation an opportunity at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Charter or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

  ARTICLE 18. SUCCESSORS

  All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Corporation, or a merger, consolidation, or otherwise.

  ARTICLE 19. UNFUNDED PLAN

                The Plan shall be unfunded and the Corporation shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Awards under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. Except as provided herein, no such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.

  ARTICLE 20. LEGAL CONSTRUCTION

  20.1      GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

  20.2      SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  20.3      REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

  20.4      GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Ohio.

  COMMON STOCK

  HUNTINGTON BANCSHARES INCORPORATED

  Proxy Solicited by the Board of Directors for Annual Meeting — April 19, 2001

            The undersigned shareholder of Huntington Bancshares Incorporated hereby appoints Jon M. Anderson, Mary Beth M. Clary, and S. Ronald Cook Jr., or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Huntington Bancshares Incorporated to be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 19, 2001, and at any adjournment or adjournments thereof as designated on the reverse.

  The Corporation’s Board of Directors recommends a vote FOR items 1,2, and 3 and a vote AGAINST item 4.

  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR
  NOMINEES NAMED HEREIN, FOR THE APPROVAL OF THE 2001 STOCK AND LONG-TERM INCENTIVE PLAN,
  FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP,
  AND AGAINST THE SHAREHOLDER PROPOSAL.

  (Continued and to be signed on reverse side.)

HUNTINGTON BANCSHARES INCORPORATED PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /
[									]
The Board of Directors recommends a vote FOR Items 1, 2, and 3.		For All ☐	Withhold All ☐	For All Except* ☐	3.	Ratification of appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the Year 2001.	For ☐	Against ☐	Abstain ☐
1.	Election of Directors. 01 - Don Conrad, 02 - George A. Skestos, 03 - Lewis R. Smoot, Sr., 04 - Frank Wobst, 05 - Thomas E. Hoaglin

Nominee Exception(s)					The Board of Directors recommends a vote AGAINST Item 4.

*	(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE SUCH NOMINEE’S NAME IN THE SPACE PROVIDED.)	For ☐	Against ☐	Abstain ☐	4.	The shareholder proposal as set forth in the proxy statement.	For ☐	Against ☐	Abstain ☐
2.	Approval of the 2001 Stock and Long Term Incentive Plan.				5.	In their discretion to vote upon such other matters as may properly come before the meeting.

Date: , 2001

Signature Signature
Please date and sign your name as it appears hereon. When signing as attorney, executor, administrator or guardian, please give full title.

▲ FOLD AND DETACH HERE ▲
CONTROL NUMBER

[LOGO] Huntington Banking. Investments. Insurance.

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET QUICK « EASY « IMMEDIATE « AVAILABLE 24 HOURS A DAY « 7 DAYS A WEEK

  Huntington encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE		Call toll free 1-888-297-9635 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the 6-digit Control Number located above.

		Option #1:		To vote as the Board of Directors recommends on ALL Proposals: Press 1

When asked, please confirm your vote by pressing 1

		Option #2:		If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

TO VOTE BY INTERNET		Go to the following website:

www.computershare.com/us/proxy

Enter the information requested on your computer screen, including your 6-digit Control Number located above.

Following the simple instructions on the screen.

If you vote by telephone or the Internet, DO NOT mail back the proxy card. THANK YOU FOR VOTING!

  HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

  HUNTINGTON BANCSHARES INCORPORATED
  Instruction Card to Plan Trustee

            The undersigned participant in the Huntington Investment and Tax Savings Plan (the “Plan”) hereby instructs The Huntington National Bank, as the Trustee of the Plan, to appoint Jon M. Anderson, Mary Beth M. Clary, and S. Ronald Cook Jr., or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote pursuant to paragraph 11.05(e) of the Plan at the Annual Meeting of Shareholders of the Corporation to be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 19, 2001, and at any adjournment or adjournments thereof as designated on the reverse.

  The Corporation’s Board of Directors recommends a vote FOR items 1, 2, and 3 and a vote AGAINST item 4.

  IF NO DIRECTION IS MADE, THE TRUSTEE OF THE PLAN WILL VOTE THE
  PARTICIPANT’S SHARES AS DIRECTED BY THE PLAN’S ADMINISTRATIVE COMMITTEE IN
  ACCORDANCE WITH THE TERMS OF THE PLAN.

  (Continued and to be signed on reverse side.)

HUNTINGTON BANCSHARES INCORPORATED PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /
[									]
The Board of Directors recommends a vote FOR Items 1, 2, and 3.		For All ☐	Withhold All ☐	For All Except* ☐	3.	Ratification of appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the Year 2001.	For ☐	Against ☐	Abstain ☐
1.	Election of Directors. 01 - Don Conrad, 02 - George A. Skestos, 03 - Lewis R. Smoot, Sr., 04 - Frank Wobst, 05 - Thomas E. Hoaglin

Nominee Exception(s)					The Board of Directors recommends a vote AGAINST Item 4.

	*(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE SUCH NOMINEE’S NAME IN THE SPACE PROVIDED.)	For ☐	Against ☐	Abstain ☐	4.	The shareholder proposal as set forth in the proxy statement.	For ☐	Against ☐	Abstain ☐

2.	Approval of the 2001 Stock and Long Term Incentive Plan.				5.	In their discretion to vote upon such other matters as may properly come before the meeting.

Date: , 2001

(Signature)
Please date and sign your name as it appears hereon.

▲ FOLD AND DETACH HERE ▲
CONTROL NUMBER

[LOGO] Huntington Banking. Investments. Insurance.

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET QUICK « EASY « IMMEDIATE « AVAILABLE 24 HOURS A DAY « 7 DAYS A WEEK

   Huntington encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or internet, read the accompanying proxy statement and then follow these easy steps:

	TO VOTE BY PHONE	Call toll free 1-888-776-5662 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Enter the 6-digit Control Number located above.

		Option #1:		To vote as the Board of Directors recommends on ALL Proposals: Press 1

When asked, please confirm your vote by pressing 1

		Option #2:		If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

TO VOTE BY INTERNET		Go to the following website:

www.computershare.com/us/proxy

Enter the information requested on your computer screen, including your 6-digit Control Number located above.

Following the simple instructions on the screen.

If you vote by telephone or the Internet, DO NOT mail back the proxy card. THANK YOU FOR VOTING!